UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
________________________

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Trinity Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Trinity Industries, Inc.
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
To Be Held on May 6, 2019
2525 N. Stemmons Freeway
Dallas, Texas 75207-2401
www.trin.net
TO: Trinity Industries, Inc. Stockholders:
Please join us for the 2019 Annual Meeting of Stockholders of Trinity Industries, Inc. The meeting will be held at the principal executive offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 6, 2019, at 8:30 a.m., Central Daylight Time.
At the meeting, the stockholders will act on the following matters:
(1) Election of the eight nominees named in the attached proxy statement as directors;
(2) Advisory vote on named executive officer compensation;
(3) Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and
(4) Any other matters that may properly come before the meeting.
All stockholders of record at the close of business on March 11, 2019 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.
By Order of the Board of Directors

Jared S. Richardson
Vice President and Secretary
April 5, 2019

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 6, 2019:
This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2018, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
Time and Date:	8:30 a.m., Central Daylight Time, May 6, 2019
Place:	2525 N. Stemmons Freeway, Dallas, Texas 75207
Record Date:	March 11, 2019
Voting:	Stockholders as of the record date are entitled to vote
Agenda and Voting Recommendations
Item	Description		Board Recommendation	Page
1	Election of Directors		FOR each nominee	12
2	Advisory vote to approve named executive officer compensation		FOR	15
3	Ratification of Ernst & Young LLP as independent auditors for 2019		FOR	16
Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast.
Nominee	Age	Principal Occupation	Committees
Timothy R. Wallace	65	Chief Executive Officer and President, Trinity Industries, Inc.	None
John L. Adams	74	Former Chairman, Group 1 Automotive, Inc.	Finance and Governance
Brandon B. Boze	38	Partner, ValueAct Capital	Finance and HR
John J. Diez	48	President, Dedicated Transportation Solutions, Ryder System, Inc.	Audit and Finance
Leldon E. Echols	63	Non-Executive Chairman, Trinity Industries, Inc.	Audit, Finance, Governance, and HR
Charles W. Matthews	74	Retired Vice President and General Counsel, Exxon Mobil Corporation	Governance and HR
E. Jean Savage	55	Vice President, Surface Mining and Technology, Caterpillar, Inc.	Audit, Finance, and HR
Dunia A. Shive	58	Former Chief Executive Officer and President, Belo Corp.	Audit, Governance, and Finance

Trinity Industries, Inc.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2019
2525 N. Stemmons Freeway
Dallas, Texas 75207-2401
www.trin.net
This Proxy Statement is being mailed on or about April 5, 2019 to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas, on Monday, May 6, 2019, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 2525 N. Stemmons Freeway, Dallas, Texas 75207.
You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.
The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the eight nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.
The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $11,000 plus expenses.
The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 11, 2019. At that date, there were outstanding and entitled to vote 130,725,718 shares of Common Stock.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Votes Required for Approval
Item	Description	Votes Required for Approval	Effect of Withheld Vote/Abstention
1	Election of Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting
An incumbent director nominee who receives a greater number of votes “withheld” than “for” is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Election of Directors.” An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.

2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.
3	Ratification of Ernst & Young LLP as independent auditors for 2019	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.
Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them individually. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.
The Board first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in March 2019. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, and controller, as well as the Board. The Company intends to post any amendments or waivers for its Code of Business Conduct and Ethics to the Company's website at www.trin.net to the extent applicable to an executive officer, principal accounting officer, controller, or director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.”
The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2018, the Board of Directors held ten meetings. The Board also meets regularly in non-management executive sessions. The Board has elected Mr. Leldon E. Echols as non-executive Chairman of the Board. In this role, Mr. Echols chairs the non-management executive sessions. In 2018, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. All ten of the directors then serving were in attendance at the 2018 Annual Meeting.

 Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.
The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered the transactions described below.
Brandon B. Boze is a Partner with ValueAct Capital, the Company's largest stockholder. ValueAct Capital and its affiliates own approximately 16.8% of the Company's outstanding shares of common stock. Mr. Boze qualifies as independent under the NYSE listing standards and SEC rules and regulations, and the Board does not believe that ValueAct Capital's ownership level impairs Mr. Boze's independence.

CORPORATE GOVERNANCE

John J. Diez is President of Dedicated Transportation Solutions for Ryder System, Inc. (“Ryder”). The Company rents equipment from, and sold construction products and provides transportation services to, subsidiaries of Ryder from time to time. These transactions involved less than 2% of the consolidated gross revenues of each of Ryder and the Company for each fiscal year since January 1, 2016. The amounts involved in these transactions for 2016, 2017, and 2018 were, respectively, $14,739, $13,016, and $313,330. These transactions were conducted in the ordinary course of business, at arms-length.
E. Jean Savage is Vice President of Surface Mining and Technology of Caterpillar, Inc. (“Caterpillar”). The Company sells railcars, parts, and components, to subsidiaries of Caterpillar and leases equipment and receives maintenance services from subsidiaries of Caterpillar from time to time. These transactions involved less than 2% of the consolidated gross revenues of each of Caterpillar and the Company for each fiscal year since January 1, 2016. The amount involved in these transactions for 2016, 2017, and 2018 were, respectively, $17,271,062, $12,183,704, and $16,072,218. These transactions were conducted in the ordinary course of business, at arms-length.
As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, Brandon B. Boze, John J. Diez, Leldon E. Echols, Charles W. Matthews, E. Jean Savage, and Dunia A. Shive. The Board determined that Timothy R. Wallace is not independent because of his employment by the Company.

Board Leadership Structure

On March 19, 2019, on the recommendation of Mr. Wallace, Mr. Echols was elected as the independent, non-executive Chairman of the Board. Mr. Wallace continues to serve as Chief Executive Officer and President. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. The separation of the roles of Chairman and Chief Executive Officer allows Mr. Wallace to concentrate his focus on leading the Company’s business strategies, operations, and other corporate activities, while Mr. Echols provides independent oversight and direction and presides at meetings of the Board of Directors. For these reasons, the Board believes that this leadership structure is effective for the Company.

CORPORATE GOVERNANCE

Board Committees

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents.” Mr. Wallace, Chief Executive Officer and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Director	Audit Committee	Corporate Governance & Directors Nominating Committee	Finance & Risk Committee	Human Resources Committee
John L. Adams		*	**
Brandon B. Boze			*	*
John J. Diez	*		*
Leldon E. Echols	*	*	*	**
Charles W. Matthews		**		*
E. Jean Savage	*		*	*
Dunia A. Shive	**	*	*
  * Member
** Chair

Audit Committee
The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, the chief audit executive, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, corporate aircraft usage, and summaries of management’s travel and entertainment reports; and (c) performs such other matters as the Audit Committee deems appropriate.
The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met ten times during 2018. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Ms. Shive, Chair of the Audit Committee, Mr. Diez, and Mr. Echols are each qualified as an audit committee financial expert within the meaning of SEC regulations.

CORPORATE GOVERNANCE

Corporate Governance and Directors Nominating Committee
The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Governance Committee is an independent director under the NYSE listing standards. The Governance Committee met four times during 2018.
In performing its annual review of director compensation, the Governance Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Governance Committee reviewed the director compensation in 2018, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and established director compensation as discussed in “Director Compensation.”
The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•
the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and

•
the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 2525 N. Stemmons Freeway, Dallas, Texas 75207 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.
The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.
The Governance Committee periodically identifies potential nominees by asking current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates, which it did in 2018. As described above, the Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates

CORPORATE GOVERNANCE

in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), gender, national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Finance and Risk Committee
The duties of the Finance and Risk Committee (the “Finance Committee”) include reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board; periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancing; authorizing financings and refinancing within limits prescribed by the Board; reviewing and assessing risk and litigation exposure related to the Company’s operations; monitoring the funds for the Company’s benefit plans; reviewing the Company's liquidity; reviewing stockholder returns including the Company's dividend and share repurchase program; and reviewing the Company’s insurance coverages. In addition, the Finance Committee periodically identifies, assesses, and reviews the business, commercial, operational, financial, and other risks associated with the Company's products and services. The Finance Committee also receives regular reports on legal, environmental, and safety matters. The Finance Committee met eight times in 2018.

Human Resources Committee
The Human Resources Committee (the “HR Committee”) makes recommendations to the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board to make compensation decisions with respect to the other named executive officers (as defined below). Each member of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees. The HR Committee met six times during 2018.
The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Mr. Wallace, the Company’s CEO, and recommends his compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”
The Role of the Compensation Consultant
The HR Committee retains an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into executive compensation practices used by other companies, (iii) benchmarks the Company’s executive compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.

CORPORATE GOVERNANCE

The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2018 and was chosen given its (i) depth of resources, (ii) content expertise, and (iii) extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2018 executive compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation and compensation trends for similar companies. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2018 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2018. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.
The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2018 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long-term incentive);

•	help identify and confirm that the comparator companies selected by the HR Committee were appropriate; and

•	gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.
The Compensation Consultant benchmarked all cash and equity components of compensation for 2018, excluding the executive perquisite allowance and deferred compensation, and, for each position, determined certain percentile benchmarks.
The Role of Management
The CEO, the CFO, and the Chief Administrative Officer work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends Mr. Wallace’s compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.
The Role of the HR Committee
Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive, or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.
The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

CORPORATE GOVERNANCE

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described at www.trin.net under the heading "Investor Relations - Governance - Governance Documents - Finance and Risk Committee Charter.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices

The Company conducts a detailed risk assessment of its compensation policies and practices (the “Compensation Policies”) for its employees, including its executive officers. Participants in the Compensation Policies risk assessment include the Company’s management, human resources group, internal audit group, Corporate Compliance and Risk Management Committee (which consists of senior corporate and business segment executives who meet regularly to identify and review risks and assess exposures), the Compensation Consultant, and the HR Committee.
At the request of the HR Committee, the Compensation Consultant performs a risk assessment with respect to the Compensation Policies applicable to executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to executive officers.
Also, representatives of the Company’s management, human resources group, and internal audit group review the Compensation Policies and meet to discuss and assess the likelihood and potential impact of the risk presented by the Compensation Policies and present findings to the Company’s internal Corporate Compliance and Risk Management Committee. The Corporate Compliance and Risk Management Committee considers these findings and assessments and reviews the Compensation Policies and the Compensation Consultant’s risk assessment. The Corporate Compliance and Risk Management Committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Boze, Echols, Matthews, and Ms. Savage served on the HR Committee during the last completed fiscal year. In addition, Messrs. Rhys J. Best, Ronald J. Gafford, and Douglas L. Rock, former directors of the Company, served on the HR Committee during the last completed fiscal year.
None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2018.

CORPORATE GOVERNANCE

Communications with Directors

The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Chairman, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 2525 N. Stemmons Freeway, Dallas, Texas 75207.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board of Directors currently consists of eight members.
Following a recommendation from the Governance Committee, each of John L. Adams, Brandon B. Boze, John J. Diez, Leldon E. Echols, Charles W. Matthews, E. Jean Savage, Dunia A. Shive, and Timothy R. Wallace has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. Each of them is a current member of the Board. The Board of Directors has determined that all of the director nominees other than Mr. Wallace, the Company's CEO, are “independent directors.” Therefore, the Board has concluded that Mr. Wallace is not independent.
An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy.
The Board believes that each of the director nominees possesses the qualifications described at www.trin.net under the heading "Investor Relations - Governance - Governance Documents - Corporate Governance and Directors Nominating Committee Charter.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government, or education; (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company; (iii) a willingness to exercise independent judgment; and (iv) an impeccable reputation for honest and ethical conduct in both professional and personal activities.
The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Timothy R. Wallace, 65. Director since 1992. Mr. Wallace has been Chief Executive Officer and President of the Company since 1999. In addition, he served as Chairman of the Board from 1999 to March 2019.
Mr. Wallace joined the Company in 1975. During his long tenure with the Company, Mr. Wallace has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.
John L. Adams, 74. Director since 2007. Mr. Adams is Chair of the Finance Committee and a member of the Governance Committee. Mr. Adams served as Executive Vice President of the Company from 1999 to 2005, serving thereafter on a part-time basis as Vice Chairman until leaving the employ of the Company to join the Board of Directors in 2007. Prior to joining the Company, Mr. Adams was with Texas Commerce Bank (now part of JPMorgan Chase) for 25 years, with his last position being Chairman, President, and CEO. Mr. Adams is the former Chairman of Group 1 Automotive, Inc., a NYSE company engaged in the ownership and operation of 153 automotive dealerships and 35 collision centers in the U.S., U.K., and Brazil, where he continues to serve as a director and Chair of the finance and risk management committee. From 2008 to 2015, he served as a director of Dr Pepper Snapple Group, Inc., a leading brand owner, bottler, and distributor of non-alcoholic beverages in the U.S., Canada, and Mexico.
As a result of his past employment by the Company, Mr. Adams brings significant knowledge and understanding of the Company’s products, services, operations, and business environment. In addition, he has experience as a senior executive in the banking industry, which provides the Board with financial transaction experience. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

PROPOSAL 1 - ELECTION OF DIRECTORS

Brandon B. Boze, 38. Director since 2018. Mr. Boze is a member of the Finance Committee and the HR Committee. Mr. Boze is a Partner at ValueAct Capital, a privately-owned investment firm, and has served on the management committee at ValueAct Capital since 2018. Prior to joining ValueAct Capital in 2005, Mr. Boze was an investment banker at Lehman Brothers, focused on power utilities and technology mergers and acquisitions. Mr. Boze serves as independent Chairman of the board of directors of CBRE Group, Inc., a commercial real estate and investment services firm. From 2009 to 2010, he served on the board of directors of Valeant Pharmaceuticals International.
Mr. Boze has experience in finance, strategy and mergers and acquisitions, as well as deep knowledge of our business as a Partner at a significant stockholder. In addition, Mr. Boze is a CFA charterholder. Mr. Boze was recommended to the Company for service as a director by ValueAct Capital, the Company’s largest stockholder.
John J. Diez, 48. Director since 2018. Mr. Diez is a member of the Audit Committee and the Finance Committee. Since 2015, Mr. Diez has served as the President of Dedicated Transportation Solutions for Ryder System, Inc., a commercial fleet management and supply chain solutions company. From 2013 to 2014, Mr. Diez held the title of Senior Vice President of Ryder Dedicated, and from 2011 to 2013, he served as Senior Vice President of Asset Management, in which he led all aspects of strategy, operations, capital and operating planning, and corporate compliance for the commercial rental, used vehicle sales and strategic sourcing organizations. He served as Senior Vice President, Global Field Finance from 2008 to 2011 and as Vice President and Chief Financial Officer for the Fleet Management Solutions business segment from 2007 to 2008. He joined Ryder as Assistant Controller in 2002. Mr. Diez spent eight years in the audit practice of KPMG LLP prior to joining Ryder. He is a Certified Public Accountant in the state of Florida and a member of the American Institute of CPAs.
Mr. Diez has extensive experience in managing a significant industrial enterprise. In addition, he possesses important skills and experience gained through his service in public accounting. His experience in logistics and supply chain matters provides the Board with key skills relevant to the Company’s operations. Mr. Diez was recommended to the Company for service as a director by a search firm engaged by the Company.
Leldon E. Echols, 63. Director since 2007. Mr. Echols serves as non-executive Chairman of the Board, Chair of the HR Committee, and a member of the Audit Committee, the Governance Committee, and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation, a residential construction company, from 2000 to 2006, when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and Chair of the audit committee of EnLink Midstream Manager, LLC, a company that owns interests in EnLink Midstream, LLC, which is engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids, and crude oil. He is also a member of the board of directors and Chair of the audit committee of HollyFrontier Corporation, an independent petroleum refiner. From 2008 to 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., which are predecessors to certain of the EnLink entities. From 2014 to 2019, he was a member of the board of directors of EnLink Midstream GP, LLC, a company that owned interests in EnLink Midstream Partners, LP.
In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.
Charles W. Matthews, 74. Director since 2010. Mr. Matthews is Chair of the Governance Committee and a member of the HR Committee. Beginning in 1971, Mr. Matthews served Exxon Mobil Corporation, one of the leading energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department, including Vice President and General Counsel from 1995 until his retirement in 2010. Mr. Matthews has been engaged in private law practice since 2010. He is the Lead Director of Cullen/Frost Bankers, Inc., a financial holding company and bank holding company, and has been a member of the audit committee since May 2017. From 2012 to 2016, he was a member of the board of directors of Forestar Group Inc., a real estate and natural resources company.
During his long employment at Exxon Mobil Corporation, Mr. Matthews accumulated broad experience in legal, managerial, and other matters in the energy industry around the world. His service on the board of other significant companies provides the Board with additional perspective on the Company’s operations.

PROPOSAL 1 - ELECTION OF DIRECTORS

E. Jean Savage, 55. Director since 2018. Ms. Savage is a member of the Audit Committee, the Finance Committee, and the HR Committee. Since 2017, Ms. Savage has served as Vice President of Caterpillar, Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. She has responsibility for the Surface Mining & Technology Division. From 2014 to 2017, she was Chief Technology Officer and Vice President of Caterpillar’s Innovation and Technology Development Division. From 2009 to 2014, she served as Senior Vice President and Chief Operating Officer of the Locomotive and Railcar Services business unit for Caterpillar subsidiary Progress Rail Services. Ms. Savage joined Progress Rail Services in 2002 as Vice President for Quality and Continuous Improvement. She also served as Vice President of Progress Rail’s Freight Car Repair, Parts and Quality Divisions. Prior to joining Progress Rail, she worked in a variety of manufacturing and engineering positions in her 14 years at Parker Hannifin Corporation, a leader in motion and control technologies and systems. Ms. Savage also served for nine years in the Army Reserves as a military intelligence officer.
Ms. Savage has extensive experience in managing a significant industrial enterprise. In addition, her experience in the railcar industry provides the Board with key skills relevant to the Company’s operations. Ms. Savage was recommended to the Company for service as a director by a search firm engaged by the Company.
Dunia A. Shive, 58. Director since 2014. Ms. Shive is Chair of the Audit Committee and a member of the Governance Committee and the Finance Committee. From 2008 to 2013, she served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations, until its acquisition by Gannett Co., Inc. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a publishing, broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. From 2014 to 2018, Ms. Shive was a director of Dr Pepper Snapple Group, Inc. From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as Chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.
Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position of Chief Financial Officer and service in public accounting prior to joining Belo Corp.

The Board of Directors recommends that you vote FOR all of the Nominees.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in this proxy statement.
The Company’s long-term strategic corporate vision is to be the premier provider of railcar products and services in North America while generating high quality earnings and returns for stockholders. The Company’s highway businesses strive to be the premier provider of highway products in the United States. On November 1, 2018, the Company completed a spin-off of its infrastructure-related businesses to its stockholders. The transaction has resulted in two separate public companies: (1) Trinity, comprised primarily of rail-related businesses and (2) Arcosa, Inc. (“Arcosa”), focused on infrastructure-related products and services. The Board of Directors believes that the success of the spin-off transaction depended in large measure on the talents of the Company’s employees. The Company’s compensation program plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of certain of the Company’s businesses.
At the Company’s 2018 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2018 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 81% of the stockholders present and entitled to vote at the meeting voting in favor of the 2018 say-on-pay resolution. This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2019 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2020 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.
The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019, subject to ratification by stockholders.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.
Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal
Years 2018 and 2017

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees for other services rendered by Ernst & Young during those periods:

	2018	2017
Audit fees	$3,305,500	$3,405,800
Audit-related fees	2,053,200	159,000
Tax fees	558,000	728,200
Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2018 and 2017, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico, Europe, and Singapore, standalone financial statement audits of certain subsidiaries as required by the Company’s debt agreements, incremental audit procedures related to the spin-off of Arcosa, and consents included in other SEC filings.

Audit-Related Fees
In fiscal year 2018, audit-related fees include fees for services rendered related to the November 1, 2018 spin-off of Arcosa, including reviews of quarterly financial statements and the registration statement for Arcosa prior to the spin-off. Additionally, audit-related fees include fees for employee benefit plan audits and use of online research tools in 2018 and 2017, and services rendered related to the completion of a service organization controls report for the Leasing Group in 2017.

Tax Fees
Tax fees in fiscal years 2018 and 2017 include fees for tax advice on general tax matters, state transfer pricing, calculation of various tax credits, evaluation of tax treatment of insurance benefits, state tax planning, and tax compliance (review of income tax returns and other tax filings).

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that three of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance — Governance Documents — Audit Committee Charter.”
We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.
Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2018 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.
The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.
Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
Audit Committee
Dunia A. Shive, Chair
John J. Diez
Leldon E. Echols
E. Jean Savage
The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Board has delegated oversight of the Company’s executive compensation program to the HR Committee. The following Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation program and set individual pay for the executive officers named in the Summary Compensation Table. The HR Committee reviews and recommends the compensation for the CEO to the independent directors of the Board for their approval. The HR Committee reviews and approves the compensation of the other named executive officers.
Executive officers named in the 2018 Summary Compensation Table are:

•	Timothy R. Wallace, Chief Executive Officer and President. Mr. Wallace also served as Chairman of the Board until Mr. Echols assumed the role of Chairman on March 19, 2019.

•	James E. Perry, former Senior Vice President and Chief Financial Officer. Mr. Perry served in this role until February 22, 2019.

•
Melendy E. Lovett, Senior Vice President and Chief Financial Officer. Ms. Lovett served as Senior Vice President and Chief Administrative Officer until February 22, 2019, when she assumed her current role.

•	Paul E. Mauer, President, TrinityRail Products

•	Eric R. Marchetto, Senior Vice President and Group President. Mr. Marchetto served as Chief Commercial Officer, TrinityRail until March 19, 2019 when he assumed his current role.

•	Antonio Carrillo, Former Senior Vice President and Group President

•	S. Theis Rice, Senior Vice President and Chief Compliance Officer. Mr. Rice served as Senior Vice President and Chief Legal Officer until November 1, 2018, when he assumed his current role.
On November 1, 2018, the Company completed the spin-off of Arcosa. In connection with the spin-off, Mr. Carrillo ceased to be an employee of the Company. Unless otherwise indicated, references to named executive officers in this “Compensation Discussion and Analysis” exclude Mr. Carrillo.

Executive Summary
2018 was a transformative year for the Company, by completing the spin-off of Arcosa and focusing the Company as an industry-leading integrated railcar leasing, manufacturing, and services business, providing a single source for comprehensive rail transportation solutions and services in North America. The Company began 2018 in varying conditions across its businesses, with challenging but improving market conditions. The Company has regularly observed similar business conditions and recognizes the challenges of providing competitive compensation in its cyclical businesses, particularly in railcar manufacturing, and designs its incentive compensation programs to encourage long-term growth. The Company sets goals intended to retain and motivate its executives to improve the Company’s performance throughout its normal business cycle, with a particular focus in 2018 on the spin-off of Arcosa.
In 2018, the HR Committee made several important changes to the annual and long-term incentive programs as well as to other important aspects of our compensation programs. These changes were made to enhance the alignment of the compensation programs with market practice and stockholders’ interests, reinforce a pay for performance philosophy, retain executives, and encourage successful execution of the planned spin-off. Listed below are the 2018 key changes that the HR Committee approved:

•	Selected relative total stockholder return (“TSR”) as the sole performance metric for the 2018-2020 long-term incentive ("LTI") program

•	40% of each named executive officer’s 2018 LTI award was time-based and 60% was performance-based

•	Selected two performance metrics for the 2018 annual incentive plan: operating profit (weighted 80%) and a qualitative metric related to the successful spin-off of Arcosa (weighted 20%)

EXECUTIVE COMPENSATION

•
Selected an operating profit annual incentive program target that was expected to result in 2018 earnings per share ("EPS") that was equal to the Company’s 2017 adjusted EPS (assuming the same number of outstanding shares)

•
Lowered the overall 2018 annual incentive maximum payout from 200% in 2017 to 180% in 2018. Four named executive officers received no increases to base salary and target incentive opportunities in 2018, leaving them unchanged for the fourth consecutive year for Mr. Wallace and the third consecutive year for Mr. Perry, Ms. Lovett, and Mr. Rice.

•	Capped amounts payable under the Company’s perquisite program at $30,000

•	Performance-based long-term incentive awards for the 2015-2017 period, which were scheduled to vest in 2018, resulted in a 0% payout
More detailed information may be found in the following discussion.
Company Highlights
The Company began 2018 as a diversified industrial company that owned complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors. After the completion of the spin-off of Arcosa, the Company concentrated its focus as an integrated railcar leasing, manufacturing, and services business, with a vision to grow throughout the rail transportation value chain. Maximizing earnings across economic and business sector cycles requires a team of innovative, dedicated, and experienced executives who can successfully assess the market and quickly adapt to changing economic cycles and business climates, and lead rapid production capacity adjustments to meet market demands. The Company maintains a competitive advantage by retaining a seasoned team of executives and seeks to ensure long tenure and orderly transitions among its senior executives.
Financial Highlights
During 2018, the Company utilized the strengths of its business model to (i) remain operationally and financially flexible; (ii) make strategic decisions when market conditions shifted; (iii) reposition and streamline its operations based on product demand; and (iv) maintain a conservative and liquid balance sheet to provide stability and capitalize on attractive investment opportunities. Financial highlights are shown below:

•	Added 10,625 railcars to the wholly-owned and partially-owned lease fleets, an increase of 12.0%

•	Increased railcar deliveries by 9.3% over the prior year

•	Increased loan-to-value ratio of wholly-owned lease fleet from 25.4% at December 31, 2017 to 46.6% at December 31, 2018

•	Completed the spin-off of Arcosa

EXECUTIVE COMPENSATION

Executive Compensation Program Highlights
As further described in this Compensation Discussion and Analysis, key features of the Company’s compensation practices for the named executive officers include:

✓ Objective financial performance measures are a component of annual and long-term incentive programs
✓ Performance-based compensation set at 59% of the CEO’s total target compensation and at an average of 50% of the remaining named executive officers’ total target compensation
✓ Annual and long-term incentive programs in 2018 were 100% and 60% performance-based, respectively, with no guarantees for payment of the performance-based components
✓ Long-term equity grants comprised 65% of the CEO’s total target compensation at grant and an average of 45% of the remaining named executive officers’ total target compensation
✓ Double trigger provision for cash severance in the Company’s change in control agreements
✓ Stock ownership requirements ranging from two to six times base salary
✓ Clawback policy that allows the Company to recoup payouts under annual and long-term incentive plans
✓ Total target compensation is generally targeted in a range of 10% above or below the 50th percentile of the Peer Survey Data (as defined below)
✓ Maximum annual perquisite allowance of $30,000 in 2018. This program has been eliminated for 2019

x No dividend or dividend equivalent payments are made on unvested performance units or unvested restricted stock units(1)
x No hedging or pledging of Company securities
x No agreements containing excise tax gross ups
x No executive employment agreements
x No repricing or cash buyouts of underwater stock options
x No replacement of underwater stock options with other awards

(1) Dividends on all unvested restricted stock units issued to employees, including the named executive officers, are accrued and paid upon vesting.
Role of Stockholder Say On Pay Votes
In May 2018, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2018 proxy statement, commonly referred to as a say-on-pay vote. The executive officers’ compensation was approved with approximately 81% of the stockholders present and entitled to vote at the meeting voting in favor of the 2018 say-on-pay resolution. From our 2018 stockholder engagement, we are not aware of any named executive officer compensation concerns. As the Company evaluated its compensation practices and talent needs throughout 2018, it was mindful of the support stockholders expressed for its pay for performance compensation philosophy. Following its annual review of executive compensation, the HR Committee decided to continue utilizing annual and long-term incentive compensation that rewards senior executives for delivering value for stockholders throughout the Company’s business cycle.
2019 Compensation
In addition, the HR Committee considered ways to strengthen the pay for performance culture at the post-spin-off, rail-focused Company, and implemented the following decisions for 2019:

•	No changes to target compensation for Mr. Wallace

•	The 2019 annual incentive compensation program will be based primarily on profit before tax

EXECUTIVE COMPENSATION

•	The 2019 long-term incentive awards will be issued (i) 80% as performance units based on relative TSR (40%) and on return on equity (40%), and (ii) 20% as time-based restricted stock units

•	Eliminated the annual executive perquisite allowance after 2018

•	Updated stock ownership policy

•	Updated compensation benchmarking peer group to reflect size and business industry of the rail-focused company

Compensation Overview
The HR Committee considers each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation program and a review of the following for each named executive officer:

•	the breadth, complexity, and scope of each executive’s responsibilities within the Company;

•
the executive’s performance in optimizing the Company’s overall success in providing leadership support of operational and financial flexibility that directs resources to those products in greatest demand and capitalizes on investment opportunities;

•	past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and

•	compensation benchmark data from peer group companies (the “Peer Survey Data”) against which executive compensation is compared.
Compensation Approach
The Company’s executive compensation is designed to drive executive accountability for performance of the Company as a whole. This approach is reflected in the Company’s compensation program and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business. In setting 2018 compensation, the Company utilized the Peer Survey Data and generally targeted the total target compensation of its named executive officers between 10% above or below the 50th percentile of the Peer Survey Data. This approach supports the Company’s philosophy of driving performance and accountability. For further explanation of the Peer Survey Data, see “Benchmarking and Peer Survey Data for 2018 Compensation” below.
The HR Committee realizes that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The HR Committee uses the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.
The Company’s compensation philosophy has proven to be appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance and profitability of the Company. The HR Committee considers the targeted range and develops a total target compensation amount for each named executive officer using the objectives described below and the Peer Survey Data as general guidelines. An individual’s total target compensation may be set at or below the 50th percentile if a named executive officer is in the early stages of his or her career or relatively new to his or her current position. Total target compensation may be set above the 50th percentile if a named executive officer is a seasoned executive and has significant experience and achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. The HR Committee also considers:

•	the relatively high percentage of performance-based compensation, which may result in actual compensation levels that vary from the targeted range described above,

•	the periodic and relative impact on earnings and returns of external business conditions outside the control of the executives, and

•	the cyclical nature of the Company’s businesses.

EXECUTIVE COMPENSATION

The HR Committee may periodically modify one or more compensation components to reflect the cyclical nature of the businesses.
Pay for Performance Philosophy
The Company’s executive compensation philosophy is based on pay for performance. As illustrated in Table 1 below, target performance-based incentive compensation, including both annual and performance-based long-term compensation is generally within a range of 50% to 59% of a named executive officer’s total target compensation. To strengthen retention during the spin-off, 2018 LTI awards were issued as 40% time-based restricted stock units, which is an increase from 25% in 2017. The remaining 60% was issued as performance units, which was lowered from 75% in 2017. The HR Committee believes that by having a significant amount of an executive’s compensation based on performance, and therefore at risk of non-payment, the executive will be properly motivated to bring added value to the Company. The Company’s executive compensation program is also designed to provide significant upside opportunity for exceptional performance and above-market compensation for above-market performance and, conversely, reduce compensation when Company performance is lower than expected.
Table 1: 2018 Named Executive Officer Total Target Compensation — Fixed vs. Performance-Based
Objectives of the Executive Compensation Program
The primary emphasis of the Company’s executive compensation program is to encourage and reward progress toward the Company’s strategic and financial objectives. These objectives are recommended by management, with oversight of the Board of Directors, and are designed to promote the long-term interests of the Company’s stockholders. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives. The executive compensation program reflects the Company’s pay for performance philosophy. In support of this philosophy:

•	Base salaries were not increased for 2018 for Mr. Wallace, Mr. Perry, Ms. Lovett or Mr. Rice

•	Performance-based pay makes up 59% of the CEO’s total target compensation

•	Outstanding performance-based long-term incentive awards are earned based on relative TSR
In connection with the spin-off and based on forecasted performance at the time of the HR Committee’s determination, the HR Committee approved a 22% payout of 2016-2018 performance-based long-term incentive awards and a 158% payout of 2017-2019 performance-based long-term incentive awards, each of which have become time-based awards and will vest pursuant to the terms of the original awards. See “Treatment of Equity Awards in Connection with the Spin-off of Arcosa” for further discussion on the performance assessment for these awards.

EXECUTIVE COMPENSATION

Table 2 below provides a summary of the executive compensation program objectives.
Table 2: Executive Compensation Program Summary

2018 Executive Compensation Program Objectives	2018 Executive Compensation Program Design

•
Provide an incentive for long-term value creation for stockholders
•
Encourage the highest level of performance and accountability for optimizing the shared characteristics between the Company’s businesses for its overall success
•
Align compensation with annual and long-term business objectives, strategies, and financial targets
•
Motivate senior executives to successfully guide the Company through changing economic cycles and business climates, and lead rapid production capacity adjustments to meet market demands
•
Attract, motivate and retain the key executives needed to enhance the performance and profitability of the Company throughout its business cycles and meet its objective for long tenure among its senior executives
•
Encourage executives to enhance the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business

•
Be transparent and easy to understand by the programs’ participants and the Company’s stockholders

•
Use equity-based awards and executive stock ownership requirements to align with stockholder interests

•
Provide compensation opportunity commensurate with Company performance and annual and long-term incentives that are linked to stockholder interests

•
Provide a reasonable mix of fixed and incentive compensation (approximately 41% fixed, 59% incentive for the CEO; approximately 50% fixed, 50% incentive on average for the other named executive officers)

•
Provide a reasonable balance between annual and long-term compensation (approximately 35% annual, 65% long-term for the CEO; approximately 55% annual, 45% long-term on average for the other named executive officers)

•
Maintain competitive pay levels based on the Peer Survey Data and peer group proxy disclosure data (targeted range for total target compensation is generally within 10% above or below the 50th percentile of the Peer Survey Data)

•
Provide compensation levels that are aligned with performance and address both industry competitiveness as well as recruiting/retention competitiveness

•
Incorporate enterprise-wide performance metrics to encourage executives to integrate operations and leverage expertise throughout the Company

Benchmarking and Peer Survey Data for 2018 Compensation
The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform an annual total compensation study, the product of which is benchmarking information on each of the named executive officers. In setting 2018 compensation, this benchmarking information included data from each company named in the peer group shown in Table 3. The HR Committee considered the data provided by the Compensation Consultant when developing 2018 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for the Company’s named executive officers.
The HR Committee performs an annual review to determine whether peer companies remain appropriate. For the November 2017 compensation study to establish 2018 compensation, the peer companies as shown in Table 3 below were the same as the peer group companies used to establish 2017 compensation. These companies had median 2016 fiscal year revenue of $5.3 billion and market capitalization of $4.8 billion as of September 2017. The peer group shown in Table 3 below is comprised of industrial companies with similar pre-spin-off size (measured by revenue and market capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent.

EXECUTIVE COMPENSATION

Table 3: Peer Companies Used for 2018

American Axle & Manufacturing Holdings, Inc.	Joy Global Inc.	Roper Technologies, Inc.
AMETEK, Inc.	Kennametal Inc.	Ryder System, Inc.
Chicago Bridge & Iron Company N.V.	The Manitowoc Company, Inc.	SPX Corporation
Crane Co.	Meritor, Inc.	Terex Corporation
Cummins Inc.	Navistar	The Timken Company
Danaher Corporation	Oshkosh Corporation	United Rentals, Inc.
Dover Corporation	PACCAR Inc	Valmont Industries, Inc.
Flowserve Corporation	Pentair plc	Worthington Industries, Inc.
Illinois Tool Works Inc.	Rockwell Automation, Inc.
The Peer Survey Data is size-adjusted, regressed market data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey. As a point of reference when available for named executive officers, the HR Committee also reviewed the most recently available peer group proxy disclosure data for the 2018 peer companies in Table 3.
With advice from the Compensation Consultant, the HR Committee approved changes to the peer group for setting 2019 compensation to reflect the Company’s post-spin-off strategic direction. As a result, the companies listed in Table 4 below were used to establish 2019 compensation. These companies had median 2017 fiscal year revenue of $2.2 billion and market capitalization of $2.5 billion as of July 2018.
Table 4: Peer Companies Used for 2019

Air Lease Corporation	Oshkosh Corporation
Allison Transmission Holdings, Inc.	REV Group, Inc
American Railcar Industries, Inc.	Ryder System, Inc.
Astec Industries, Inc.	Terex Corporation
FreightCar America, Inc	The Greenbrier Companies, Inc.
GATX Corporation	United Rentals, Inc.
Herc Holdings Inc.	Wabash National Corporation
The Manitowoc Company, Inc.	WABCO Holdings Inc.
Meritor, Inc.	Westinghouse Air Brake Technologies Corporation
2018 Total Target Compensation
In establishing 2018 total target compensation for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment of the named executive officers’ and stockholders’ interests, the importance of retaining a seasoned team of key executives, the Peer Survey Data, peer group proxy disclosure data, and Mr. Wallace’s recommendations. Taking these factors into account, the HR Committee (and the independent directors, with respect to Mr. Wallace) established 2018 total target compensation for each named executive officer as set forth in Table 5, which shows the 2017 and 2018 total target compensation compared to a range of 10% above or below the 50th percentile of the Peer Survey Data. See “Components of Compensation” for further discussion on the establishment of each component of compensation.

EXECUTIVE COMPENSATION

Table 5: Total Target Compensation

Total Target Compensation
($ in Thousands)

$10,000
$8,000
$6,000
$4,000
$2,000
$0
Wallace
$3,500
$2,800
$2,100
$1,400
$700
$0
Perry
Lovett
Mauer
Marchetto
Rice

2017	$6,825	$2,306	$1,390	$1,375	$1,025	$1,495
2018	$6,825	$2,306	$1,390	$1,399	$1,052	$1,495
		Compared to Peer Survey Data				
2017 % from 50th	-4%	-13%	-6%	-17%	18%	-7%
2018 % from 50th	-4%	-13%	-6%	-15%	21%	-7%

+/- 10% of 50th Percentile — Market 50th Percentile

The HR Committee considered the Company’s and each named executive officer’s 2017 performance when setting 2018 target compensation. The named executive officers provided the leadership and management that were pivotal to the Company’s success in 2017, during which time the Company achieved adjusted EPS of $1.46 (which excluded a one-time benefit of $3.06 related to the effects of the Tax Cuts and Jobs Act). Total target compensation for Mr. Wallace, Mr. Perry, Ms. Lovett and Mr. Rice was not increased in 2018 and the HR Committee’s assessment was that the executive compensation program was providing appropriate incentive to drive performance. The following individual performance factors were applicable in determining 2018 compensation:
Mr. Wallace - his leadership in positioning the Company to maximize the strengths of its diversified portfolio of businesses in 2017. Mr. Wallace’s leadership defines Trinity’s strong character and culture, the Company’s confidence in its products and its business practices, and most importantly, the quality of its people;
Mr. Perry - his continued success and exceptional performance as Chief Financial Officer and his efforts in maintaining the Company’s strong financial position in 2017. During 2017, Mr. Perry continued a strong history of success in maintaining and enhancing the Company’s financial flexibility. In December 2018, Mr. Perry notified the Company of his plans to transition from employment with the Company to pursue other opportunities;
Ms. Lovett - her exceptional performance as Chief Administrative Officer with oversight of the Company’s logistics group, human resources and information technology in 2017. Ms. Lovett was selected to lead the spin-off of Arcosa and is a Certified Public Accountant;
Mr. Mauer - his leadership in managing the Company’s railcar products business. In over 25 years with the Company, Mr. Mauer has held a variety of leadership roles across various business lines and is a seasoned executive with a proven ability to deliver excellent results;

EXECUTIVE COMPENSATION

Mr. Marchetto - with his long tenure in the company’s rail businesses, having held executive positions in the areas of finance, sales, administration, and leasing, was uniquely qualified for his key role in the commercial activities, sales and marketing, risk analysis, data analytics and secondary market activities; and
Mr. Rice - his continued success and exceptional performance as Chief Legal Officer in 2017. Under Mr. Rice’s leadership, the Company successfully overturned a historic adverse jury verdict pertaining to the ET Plus guardrail end terminal system. Mr. Rice is a seasoned executive and has significant expertise and enterprise knowledge that greatly benefits the Company’s businesses.
In addition to the above performance-related factors, the HR Committee considered the executive compensation program design features shown in Table 2 above in setting each component of compensation. In the aggregate, the 2018 total target compensation for the named executive officers was within the targeted range of 10% above or below the 50th percentile of the Peer Survey Data. The HR Committee believes that the 2018 total target compensation levels for the named executive officers were appropriate.
Mr. Carrillo rejoined the Company on April 23, 2018 as Senior Vice President and Group President over the Construction, Energy, Marine and Components Group, in anticipation of his becoming the President and Chief Executive Officer of Arcosa upon completion of the spin-off. On November 1, 2018, the spin-off was completed and Mr. Carrillo ceased to be an employee of the Company and became an employee of Arcosa. In anticipation of the spin-off, the HR Committee determined his Company compensation (set on an annual basis) for 2018, which included incentives for him to leave his prior employment as Chief Executive Officer of Mexichem S.A.B. de C.V. Such Company compensation was as follows:

•	a base salary of $850,000;

•	an annual incentive compensation target of $850,000;

•	a long-term incentive target of $3,400,000; and

•	other customary health and welfare benefits consistent with other Company executives.
He was also promised a one-time long-term incentive grant at the time of the Arcosa spin-off in the amount of $3,500,000 of Arcosa restricted stock with vesting to occur on the fourth anniversary of the award if he is employed by Arcosa on such date.

Components of Compensation
The Company’s 2018 executive compensation program has four key components:

•	a base salary;

•	an annual incentive plan;

•	a long-term incentive plan; and

•	an executive perquisite allowance, which has been eliminated for 2019.
At the direction of the HR Committee, the Compensation Consultant met with Company management, including the CEO, to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for the Company’s named executive officers. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for base salary, annual incentive compensation target, long-term incentive compensation target, and total target compensation of each named executive officer as compared to the 50th percentile of the Peer Survey Data.
After discussions with the HR Committee, Company management, and a review of the Peer Survey Data, the Compensation Consultant provided comparative information for each named executive officer position. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each named executive officer, were presented to the HR Committee.

EXECUTIVE COMPENSATION

Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and an analysis of why such amounts were set or paid. Although the HR Committee generally utilized the range of 10% above or below the 50th percentile of the Peer Survey Data for each component of compensation as a reference point, the HR Committee does not target each component within that particular range as it does generally with total target compensation. In establishing each component of compensation for the named executive officers, the HR Committee considered the same factors as it did for establishing total target compensation, as well as any additional factors noted below.
Base Salary
Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. After evaluating the market compensation data, the CEO discusses with the HR Committee his evaluation of each named executive officer, excluding himself. The discussion includes performance for the past year; specific achievements he believes should be highlighted; changes in the breadth, complexity, or scope of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; and relative pay equity among the named executive officers. As noted above, Mr. Wallace’s compensation is established by the independent members of the Board.
2018 Base Salary
In light of the industrial downturn that continued through 2017 and the cyclical nature of the Company’s business, the Committee decided not to increase the base salaries of Mr. Wallace, Mr. Perry, Ms. Lovett, or Mr. Rice in 2018. In light of their strong operational performance, Messrs. Mauer and Marchetto received 3% increases in base salary for 2018.
In recognition of the individual performance factors set forth under "2018 Total Target Compensation," recognizing the importance of retaining key executives, and upon review of the Peer Survey Data, the 2018 base salaries for the named executive officers were set at the amounts listed below based on the rationale set forth above under "2018 Total Target Compensation."

Named Executive	2017 Base Salary Amount	2018 Base Salary Amount	% Change from 2017 to 2018
Timothy R. Wallace	$1,050,000	$1,050,000	—%
James E. Perry	$556,000	$556,000	—%
Melendy E. Lovett	$435,000	$435,000	—%
Paul E. Mauer	$475,000	$489,250	3%
Eric R. Marchetto	$400,000	$412,000	3%
S. Theis Rice	$470,000	$ 470,000(1)	—%
(1) The HR Committee originally established Mr. Rice's 2018 base salary at $470,000. Following the spin-off, Mr. Rice's transitioned into the role of Chief Compliance Officer. His base salary was reduced to $300,000, pro-rated for the remainder of 2018.
Incentive Compensation Overview
The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements to other contexts.
The Company approaches goal setting throughout its typical business cycle by considering its business plan forecast over the relevant performance period and the Company’s historical incentive plan payouts, to strike a balance amongst motivational goals and business conditions that support creation of stockholder value. To set 2018 annual performance levels, each business unit developed a forecast that included both upside and downside business projections for the performance period. These business unit projections were consolidated at the corporate level to obtain company-wide forecasts. Incentive targets for 2018 were established by the HR Committee for the named executive officers other than Mr. Wallace and recommended by the HR Committee to the independent directors regarding Mr. Wallace based on several important factors, including

EXECUTIVE COMPENSATION

•	the industrial downturn that began in 2015;

•	current and historical industry performance;

•	an evaluation of the Company’s current placement in its multi-year business cycle;

•	a review of Peer Survey Data in support of the HR Committee’s objective of delivering competitive pay throughout the Company’s business cycle;

•	the volatile nature of the Company’s earnings, common within the industries in which the Company operates; and

•	recognition of the individual performance factors set forth under the “2018 Total Target Compensation.”
Because the Company is a cyclical business, its goal setting philosophy for the annual incentive program is based on its annual operating plan, while the long-term goal setting process encourages growth over a longer period. The annual goal setting process seeks strong performance throughout our normal business cycle. When the business cycle indicates that the performance opportunity may be lower than prior years due to economic conditions, incentive plan targets may be lower than prior years’ targets. The Company’s goal setting process is structured so that its incentive compensation programs provide significant motivation to achieve considerable results within the current business cycle. The long-term goal setting process strives for long-term company growth that rewards stockholders and aligns annual decisions to the long-term business plan. This goal setting philosophy has been in place for many years, and has served to drive effective results for stockholders as illustrated by the Company’s long term performance.
The HR Committee believes that (i) the threshold performance level should be set such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be difficult to achieve. The amount of incentive compensation earned is linearly interpolated for Company performance falling between the specified performance levels.
Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the effectiveness of the programs over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.
2018 Annual Incentive Compensation
The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the annual incentive compensation program (referred to as “AIP”) with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify a named executive officer’s AIP target if his or her responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove named executive officers from the AIP at any time. The HR Committee may remove any unusual or infrequently occurring, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

EXECUTIVE COMPENSATION

2018 Annual Incentive Compensation Targets
The 2018 AIP target amounts for Mr. Wallace, Mr. Perry, Ms. Lovett, and Mr. Rice were not increased from 2017, given that achieving 2018 earnings that were greater than or equal to 2017 earnings would be a meaningful accomplishment. In light of their strong operational performance, Messrs. Mauer and Marchetto received 3% and 6% increases, respectively, to their AIP target amounts for 2018. Further, the HR Committee desires long tenure among the named executive officers, and understands the Company’s businesses in relation to the overall economic cycle. The HR Committee approved 2018 AIP targets as follows:

Named Executive	2017 Annual Incentive Target	2018 Annual Incentive Target	% Change from 2017 to 2018
Timothy R. Wallace	$1,312,500	$1,312,500	—%
James E. Perry	$450,000	$450,000	—%
Melendy E. Lovett	$304,500	$304,500	—%
Paul E. Mauer	$300,000	$310,000	3%
Eric R. Marchetto	$250,000	$265,000	6%
S. Theis Rice	$350,000	$ 350,000(1)	—%
(1) The HR Committee originally established Mr. Rice's 2018 AIP target at $350,000. Following the spin-off, Mr. Rice transitioned into the role of Chief Compliance Officer. His AIP target was reduced to $200,000, pro-rated for the remainder of 2018. This action resulted in a combined target of $325,000 for the full year 2018.
Mr. Wallace’s potential annual incentive compensation is greater than the other named executive officers since he has ultimate responsibility for the overall success of the Company. To moderate the impact of base salary adjustments on other components of compensation, and facilitate comparisons to market data, a specified dollar amount was used for annual incentive compensation targets rather than a percentage of base salary.
2018 Annual Incentive Compensation Performance Levels and Payouts
In performing its annual review of the Company’s incentive compensation programs, the HR Committee determined that applying Company-wide goals has been highly effective in achieving a desired level of accountability for the success of the Company as a whole. The HR Committee believed that continuing to emphasize earnings was important as the Company continued to seek operational efficiencies and cost reductions while pursuing and achieving the successful spin-off of Arcosa. Further, common performance metrics provide incentive for employees to maximize the unique synergies that existed within the Company’s diversified portfolio of businesses. Employing operating profit as the financial metric emphasized earnings while eliminating the influence of the share count, and simplifying measurement before and after the spin-off of Arcosa. Operating profit also motivates leaders to effectively manage cost of operations as the Company executes through the business down cycle and the spin-off. Accordingly, the HR Committee approved operating profit (excluding costs associated with the spin-off) as the exclusive financial performance metric for the Company’s 2018 AIP program, weighted 80% of an executive’s target AIP. The original 2018 operating profit performance levels were established prior to the Board’s approval of the spin-off of Arcosa, which was completed on November 1, 2018. After the spin-off, adjustments were made to the performance levels as discussed below.
The threshold level of operating profit is intended to motivate participants to achieve a significant percentage of target and was set at 80% of the operating profit target level. By attaining the threshold operating profit performance level, participants would earn 40% of their annual incentive compensation target.
The original target operating profit level was selected because it was expected to result in EPS equal to the Company’s 2017 adjusted EPS (assuming the same number of outstanding shares) and was greater than the high end of the full year 2018 EPS guidance released in February 2018. The maximum payout was set at 135% of the target operating profit and would only be achieved if extraordinary results were achieved in 2018. Table 6 below provides the threshold, target, and maximum operating profit performance levels for the 2018 AIP. Table 6 also shows the potential payout opportunities as a percent of the annual incentive compensation target for the named executive officers.

EXECUTIVE COMPENSATION

Since the Company announced its intention to spin-off Arcosa, the remaining 20% of each participant’s 2018 target AIP could be earned based on the success of the spin-off. The payout of this portion of the AIP could range from a minimum of 0% to a target and maximum of the entire 20% of each participant’s 2018 target AIP. The payout was evaluated subjectively based on timely execution, overall cost, thorough documentation and completion, accuracy, and minimal disruption to the daily operations of the businesses.
See the “Grants of Plan-Based Awards Table” for more information on possible AIP payments to the named executive officers.
Table 6: 2018 Annual Incentive Performance Levels and Payout Opportunities

		Threshold	Target	Maximum	2018 Actual
80% - Operating Profit ($M)	Original	$370.9	$463.7	$625.0	NA
	Spin-off Adjusted	$336.0	$420.0	$566.0	$439.4
20% - Successful spin-off of Arcosa		Successful	Successful	Successful	Successful
Named executive officer total payout opportunity as a percentage of target		40%	100%	180%	111%
Since the original 2018 operating profit performance levels in Table 6 above were established prior to the Board’s approval of the spin-off of Arcosa, the pre-spin-off and post-spin-off operating profit performance levels and actual attainment were adjusted to reflect the sum of the operating profit of the Company for January through September prior to the spin-off including Arcosa, and the operating profit post-spin-off for October through December. Using this evaluation methodology, the Company exceeded the 2018 AIP target performance level as a result of the Company's efforts throughout the year to maximize profitability through the spin-off. Accordingly, the named executive officers earned 111% of their respective target annual incentive compensation payout amounts under the plan described above. The operating profit amount excluded approximately $5.1 million of costs associated with the spin-off of Arcosa. The HR Committee approved the exclusion of a one-time non-cash charge of $12.6 million relating to capital leases from the AIP payout calculations. The HR Committee believes that this exclusion is appropriate because (i) the AIP was performing as intended and the Company’s employees were highly motivated and producing significant results; and (ii) the charge was based on accounting standards and did not represent an economic charge to the current year financial performance of the Company.
The 2018 annual incentive compensation amounts paid to each named executive officer were as follows: Mr. Wallace $1,456,875; Mr. Perry $499,500; Ms. Lovett $337,995; Mr. Mauer $344,100; Mr. Marchetto $294,150; and Mr. Rice $360,750. Since Mr. Carrillo left the Company’s employment in connection with the spin-off, payment of any annual incentive compensation will be made by Arcosa. Pursuant to agreements entered into in connection with the spin-off, the Company will pay Arcosa a pro-rated amount, $479,863, attributable to Mr. Carrillo's AIP for the time he was an employee of the Company. The HR Committee believed that the 2018 AIP performed as designed by motivating the program participants to maximize the Company’s performance throughout an uncertain business cycle.
In addition, Messrs. Mauer and Marchetto each received retention payments of $345,000 and $337,500, respectively, in 2018. These payments were part of a 2014 retention program to retain certain employees with significant expertise in the Company’s operations who were at risk for being recruited by competitors and a 2018 retention program for employees who were the most critical to the success of the spin-off of Arcosa and took on additional workload to complete the spin-off. Ms. Lovett received $150,000 in December 2018 in recognition of her outstanding performance in connection with the spin-off of Arcosa.
Long-Term Incentive Compensation
Long-term incentive compensation is a key part of the total target compensation for executives and is provided through the stockholder-approved Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the "Stock Plan"). The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and motivate executives to create long-term stockholder value by improving the Company’s earnings and returns through a variety of strategic and operational initiatives.

EXECUTIVE COMPENSATION

For 2018, the HR Committee established a target level of LTI (the “target LTI”) for the named executive officers. The target LTI for each named executive officer was set as a specified dollar amount used to calculate the named executive officer’s target LTI grant. The target LTI grant was calculated by dividing the target LTI dollar amount for each named executive officer by the closing stock price on the date of grant.
A named executive officer’s target LTI grant can be composed of multiple types of long-term incentives as provided in the Stock Plan. Since 2008, the Company has utilized two types of long-term incentives for the named executive officers’ target LTI grants: (i) performance-based restricted stock or stock units; and (ii) time-based restricted stock or stock units. The Company has not issued stock options since 2008.
The 2018 target LTI grants made to the named executive officers were comprised of 60% performance-based restricted stock units (“Performance Units”) for the 2018-2020 performance period, and 40% time-based restricted stock units. When granted in 2018, the target LTI grants of 60% Performance Units were to help drive executive accountability for performance of the Company as a whole. As shown in Table 7 below, the Company’s use of 60% Performance Units in 2018 compares to 50% of performance-based LTI opportunity made by the 2018 compensation benchmarking peer group. The time-based restricted stock unit weighting was increased to 40% from 25% of the LTI grant to emphasize retention of executives during the spin-off of Arcosa, and to reflect the HR Committee’s continued desire to ensure the long-term commitment of the key executives to build stockholder value.
The HR Committee makes additional time-based awards to the named executive officers when it determines that such awards will be helpful in retaining the officers. In making this determination, the HR Committee considers a number of factors, including historical time-based awards, the officer’s tenure with the Company, and the officer’s performance in his or her respective roles. Ms. Lovett was granted a time-based restricted unit award valued at $983,400 in May 2018 in recognition of her project management role in connection with the spin-off of Arcosa. This award vests in equal thirds in 2021, 2022 and 2023.
Table 7: Average Weighting of LTI Awards

EXECUTIVE COMPENSATION

2018 Long-Term Incentive Compensation Targets
Given that 2018 earnings, excluding expenses associated with the spin-off of Arcosa, were expected to be near 2017 adjusted earnings, the HR Committee did not believe it was appropriate to increase LTI targets for any named executive officers. However, a reduction was also deemed unnecessary in light of the individual performance factors set forth under “2018 Total Target Compensation,” the HR Committee’s desire for long tenure among the named executive officers, and its understanding of the Company’s business in relation to the overall economy. The HR Committee approved the following target LTI amounts:

Named Executive	2017 LTI Target Amount	2018 LTI Target Amount	% Change from 2017 to 2018
Timothy R. Wallace	$4,462,500	$4,462,500	—%
James E. Perry	$1,300,000	$1,300,000	—%
Melendy E. Lovett	$650,000	$650,000	—%
Paul E. Mauer	$600,000	$600,000	—%
Eric R. Marchetto	$375,000	$375,000	—%
S. Theis Rice	$675,000	$675,000	—%
To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for long-term incentive compensation targets rather than a percentage of base salary. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.
Performance Unit Component
The Company uses a performance-based restricted stock unit program (the “Performance Unit Program”) for the performance-based component of the named executive officers’ target LTI grants. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards immediately following the end of the relevant performance period.
The Performance Unit Program is designed to accomplish these goals by granting Performance Units at 60% of the participant’s pre-established target LTI level at the beginning of a three-year performance period. The Company’s attainment of the performance levels during the performance period determines the number of units that are ultimately earned following the end of the performance period. These units are non-voting and do not receive dividends during the performance period.
Performance Unit Component Performance Levels
In 2018, in consideration of the Company’s planned spin-off of Arcosa and the desire to identify a metric that drove performance and was measureable through the spin-off, the HR Committee established relative TSR as the performance metric for the performance period 2018-2020. The HR Committee established the 2018-2020 relative TSR performance levels as follows: (i) threshold of 25th percentile; (ii) target of 50th percentile; and (iii) maximum of 75th percentile. Please refer to "Incentive Compensation Overview" for a description of the HR Committee’s performance goal setting process.
The HR Committee approved the methodology by which the stock price at the beginning of the performance period would be adjusted for the spin-off by multiplying the beginning stock price by a conversion ratio based upon the volume weighted average of the Company’s stock price during the five trading days immediately following and immediately preceding November 1, 2018 (the effective date of the spin-off) and continue to be compared to the S&P MidCap 400 during the same time period to define performance. The conversion ratio was 0.7744.

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Table 8: Performance Levels for the Performance Unit Program

EPS Performance Levels for the Performance Unit Program
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$14.00
$12.60
$10.30
8.79
$7.60
$6.50
$4.85
$4.75
$3.95
$3.05
2015-2017
2016-2018
2017-2019
Threshold to Target Performance Range
Target to Maximum Performance Range
Actual Performance

Performance Unit Program Grants in 2018
In 2018, the named executive officers were granted 60% of their respective target LTI compensation as Performance Units under the Performance Unit Program. At the end of the 2018-2020 performance period, the named executive officers can earn from 30% of the target grant at the threshold level up to 200% of the target grant at the maximum level. If the Company achieves target relative TSR, the named executive officers will retain 100% of their grant under the Performance Unit Program. The named executive officers will retain 0% of the target grant if the Company does not achieve the threshold performance level. For Company performance falling between the performance levels, the amount of the grant awarded is linearly interpolated. See the “Grants of Plan-Based Awards Table” for the specific number of Performance Units granted to each named executive officer in 2018 under the Performance Unit Program. Payout will be capped at 100% of target if the three-year annualized relative TSR is negative over the performance period.
Time-Based Restricted Stock Unit Grants in 2018
In 2018, the named executive officers were granted 40% of their respective target LTI compensation as time- based restricted stock units. These units were granted to reflect the HR Committee’s desire to retain executives through the spin-off, and for long-term retention of the key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2021 and 2022 if the named executive officer remains employed by the Company on such dates. These units are non-voting and do not receive dividends during the vesting period.
2015-2017 Performance Unit Vesting
Performance levels for the 2015-2017 Performance Unit grants were set at cumulative three year EPS levels for the 2015-2017 performance period as shown in Table 8 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. The Company earned an adjusted cumulative EPS of $8.79 for the 2015-2017 performance period, after reducing 2017 EPS for the one-time $3.06 benefit related to the effects of the Tax Cuts and Jobs Act, thereby achieving less than the threshold performance level of $10.30.
Since the threshold level of performance was not met, the executives did not earn the units granted in 2015 for the 2015-2017 performance period, which would have vested in 2018. The HR Committee believes that not earning any of the 2015-2017 Performance Unit grants is properly aligned with Company performance during the full 2015-2017 performance period.

EXECUTIVE COMPENSATION

Treatment of Equity Awards in Connection with the spin-off of Arcosa
2016-2018 Performance Unit Performance
Performance levels for the 2016-2018 Performance Unit grants were set at cumulative three year EPS and average return on net assets (“RONA”) levels for the 2016-2018 performance period as shown in Table 11 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. Because of the planned spin-off of Arcosa, the performance of the 2016-2018 Performance Units was assessed to be 22% of target based on the Company's forecast at the time of the HR Committee’s determination prior to the spin-off. After the performance adjustment, the awards became time-based restricted stock units that vest over the remaining vesting period which ends on May 15, 2019. RONA was defined as profit before taxes divided by net assets which included: cash, net working capital, property plant and equipment, goodwill, and intangibles.
2017-2019 Performance Unit Performance
Performance levels for the 2017-2019 Performance Unit grants were set at cumulative three year EPS and return on operating capital (“ROOC”) levels for the 2017-2019 performance period as shown in Table 8 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance. Because of the planned spin-off of Arcosa, the performance of the 2017-2019 Performance Units was assessed to be 158% of target based on the Company's forecast at the time of the HR Committee’s determination prior to the spin-off. After the performance adjustment, the awards became time-based restricted stock units that vest over the remaining vesting period which ends on May 15, 2020. ROOC was defined as profit before taxes divided by the Company’s property, plant and equipment, net working capital, and goodwill and intangible assets.
Except for basing the remainder of the Performance Unit period for 2016-2018 and for 2017-2019 on the September 2018 forecast as described above, the HR Committee did not exercise any positive or negative discretion regarding the Performance Units for 2015-2017, 2016-2018 or 2017-2019.
In connection with the spin-off of Arcosa, certain adjustments were made to all of the Company’s outstanding equity awards, including those held by the named executive officers. As outlined in the Employee Matters Agreement entered into by the Company in connection with this spin-off, the following adjustments were made as of November 1, 2018, the date the spin-off was completed:
2018 Restricted Stock Units (“RSUs”) and all Performance Units
Each outstanding RSU awarded in 2018 and performance units awarded in 2016, 2017 and 2018 held by the named executive officers was adjusted in a manner intended to preserve the aggregate intrinsic value of the original award, which the HR Committee believed was appropriate and fair to the award recipients. This adjustment was made by multiplying the number of units by a conversion ratio based upon the volume-weighted average of the Company’s stock price during the five trading days immediately preceding and immediately following November 1, 2018. This conversion ratio was 1.2914.
Pre-2018 Restricted Shares and RSUs
Each restricted share or RSU awarded before 2018 held by the named executive officers was converted into an award of shares or units (as applicable) of the Company’s common stock and shares or units (as applicable) of Arcosa. The number of shares/units subject to each award was equal to the number of shares/units subject to the award prior to November 1, 2018, while the number of shares/units of Arcosa common stock subject to the award was determined by the distribution ratio - one share/unit of Arcosa common stock per three Company shares/units.
Executive Perquisites
The 2018 perquisite plan as described in detail below was a specified percentage (ranging from 7.5% to 10%) of an executive’s 2015 base salary with a cap of $30,000 per year. For 2018, the cap was reduced from $75,000 to $30,000, which resulted in a reduction for all named executive officers. For 2019, payments from the perquisite plan have been eliminated. The HR Committee believed that this adjustment was appropriate as programs such as the perquisite plan are not widely utilized by peer companies. Additional information on the value of perquisites offered to each named executive officer in 2018 can be found in the footnotes and narrative disclosure pertaining to the “Summary Compensation Table.”

EXECUTIVE COMPENSATION

The perquisite allowance replaced certain traditional job-related benefits for executives. The Company believed that this allowance served as a recruiting tool in the past and part of a competitive compensation program, enhanced the named executive officers’ ability to conduct the Company’s business, and streamlined the administration of executive perquisites. Each named executive officer was required to use $6,000 of the amount received under the executive perquisite allowance to maintain a four-door sedan to be used for business purposes, Company-approved levels of automobile insurance and other maintenance, and to forego expense reimbursement for the first 10,000 business miles annually. In 2018, the Company did not reimburse any named executive officer for mileage. In addition to the perquisite allowance, named executive officers are encouraged to have a physical examination each year that is paid for by the Company.
Post-employment Benefits
The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans consist of the following:

•
Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) - a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of the Company’s employees, including certain of the named executive officers. Earnings are capped by the Internal Revenue Code of 1986, as amended (the "Code"), for those defined as “highly compensated employees.”

Effective March 31, 2009, the Board amended the Standard Pension Plan to reduce future pension costs. Under this amendment, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan did not affect other benefits earned by participants prior to March 31, 2009. No new participants have been added to the Standard Pension Plan since it was frozen.

•
Trinity Industries, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”) - a non-qualified plan that provides annual retirement benefits that are not provided under the Standard Pension Plan because of Code limitations. Several years ago, the Board of Directors made the decision to discontinue adding executives to this plan. Mr. Wallace was a participant at the time and was grandfathered. As a result, Mr. Wallace is the only current employee who participates in the Supplemental Retirement Plan. In addition to Mr. Wallace, certain retired employees, or their spouses, participate in the Supplemental Retirement Plan. Effective March 31, 2009, the Board amended the Supplemental Retirement Plan to reduce future retirement plan costs. This amendment provided that all future benefit accruals under the Supplemental Retirement Plan automatically ceased and the accrued benefits under the Supplemental Retirement Plan were determined and frozen as of that date, including Mr. Wallace’s benefits.

•
Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of the Company’s employees, including the named executive officers, and includes a potential annual Company match for a portion of each employee’s contribution.

In 2009, the Board, in connection with its decision to freeze the Standard Pension Plan, amended the 401(k) Plan effective with the 2009 plan year to (i) allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan that provides for potential annual contributions by the Company to the participating employee’s account of up to an additional 3% of an employee’s base pay, subject to the Code limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”) and (ii) require Board approval for the Company to make the 401(k) Company match and the Annual Retirement Contribution.

•
Trinity Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) - a supplemental deferred profit sharing plan for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.

EXECUTIVE COMPENSATION

•
Transition Compensation Plan (the “Transition Compensation Plan”) - a plan designed to facilitate a smooth transition when a senior executive separates from service with the Company. The Transition Compensation Plan is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation is set aside each year in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2018). Effective January 1, 2019, Company contributions to the Transition Compensation Plan will be discontinued when the account balance reaches three times January 1, 2019 base salary plus 2019 target annual incentive for the CEO and two times January 1, 2019 base salary plus 2019 target annual incentive for all other participants. The accounts will continue to earn interest at the annually approved rate. The account is payable to the participant in a lump sum or annual installments from one to 20 years as elected by the participant, commencing on the one year anniversary of the participant’s separation from service, subject to compliance with the following conditions, unless in the event of the participant’s death, disability or a change in control (as such terms are defined in the Transition Compensation Agreement):

(i)
The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the CEO, the Board, or its designee to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)
For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.

(iii)
For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chairman of the HR Committee, the Board, or its designee.

A breach of any of the foregoing conditions will cause the forfeiture of any remaining unpaid amounts. Notwithstanding the foregoing, in the event of a participant’s separation from service due to death, disability or a change in control of the Company, the conditions set forth above shall be of no force and effect. Payment will commence in accordance with the participant’s election. If no election is made, payment will be made as a lump sum on the one year anniversary of the participant’s separation from service.
Change in Control Agreements
The Board has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has entered into a change in control agreement with each of the named executive officers, as amended effective January 1, 2019 to more closely align to current market competitive practice. These agreements have a three-year term. The agreements provide for payment to the named executive officers of a lump sum equal to two times (three times for Mr. Wallace) the executive’s base salary plus the target annual bonus in effect upon the change of control, or if higher, at the time of termination. The severance benefits provided by the change in control agreements also include, for 24 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
The change in control agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before cash compensation will be paid under the agreement. A qualifying termination of employment must be in connection with a change in control or within two years following a change in control where the executive officer is terminated without “cause” or the executive officer terminates his or her employment for “good reason” (a “Qualifying Termination”). In addition, the agreements contain a non-compete provision to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.

EXECUTIVE COMPENSATION

The change in control agreements provide for the single trigger of a change in control for vesting of equity awards granted prior to the effective date of the agreements and provide for the Qualifying Termination double-trigger for vesting for equity awards granted after the effective date of the agreement. Vesting of retirement and deferred compensation benefits under the Company’s non-qualified retirement and deferred compensation plans is accelerated upon the Qualifying Termination double trigger.
The change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.
The Company considers the compensation payable under the agreements upon specified events of termination following a change in control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than in connection with the change in control agreements.
In January 2019, the Company entered into amendments to these agreements. The amendments, which are included in the summary above, were as follows:

(i)	the agreements now have a fixed three-year term rather than an evergreen renewal provision;

(ii)
the agreements provide for the single trigger vesting for equity awards granted prior to the effective date of the agreements and provide for a Qualifying Termination double trigger vesting for equity awards granted after the effective date of the agreements;

(iii)
the amendments have modified the severance payments to equal a multiple of the executive’s base salary plus the target annual bonus in effect upon the change of control, or if higher, at the time of termination, whereas the agreements prior to the amendments provided for severance payments equal to a multiple of the executive’s base salary and the average bonus earned with respect to the three most recently completed full fiscal years (or, if the executive had not been employed for three years, all completed fiscal year that the executive was employed). The severance multiple for Mr. Perry, Ms. Lovett, Mr. Mauer and Mr. Rice was reduced to two times the relevant amount from three times the relevant amount. The severance multiple for Mr. Marchetto was retained at two times the relevant amount. The severance multiple for Mr. Wallace was retained at three times the relevant amount;

(iv)
the amendments reduce the payments for all medical, dental, vision, health, and life insurance benefits which were being provided to the executive at the time of termination of employment from 36 months to 24 months; and

(v)
the amendments provide that the acceleration of vesting of retirement and deferred compensation benefits under the Company’s non-qualified retirement and deferred compensation plans are now subject to a Qualifying Termination double trigger.

Health and Welfare Benefits
The Company-supported medical plan, life insurance, and long-term disability plan, and employee-paid dental, vision, critical illness insurance, and supplemental life insurance are substantially similar for the named executive officers as for all full-time employees. The Company does not provide health benefits to retirees.

EXECUTIVE COMPENSATION

Compensation-Related Policies and Positions
Internal Equity Regarding CEO Compensation
The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for Mr. Wallace. As noted previously, his position as CEO is compared to other executives in comparable positions in the Peer Survey Data. Since as the CEO of the Company he has a unique and greater set of responsibilities as compared to the other named executive officers, including having the ultimate responsibility for the overall success of the Company, the Board does not consider his compensation to be comparable to the compensation of the other named executive officers.
Recoupment on Restatement
The Board has adopted a Company policy that allows payouts to be recouped under annual and/or long- term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.
Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy
Stock ownership requirements have been adopted that require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board at five times annual cash retainer. Stock ownership is defined as (i) stock owned without restrictions; (ii) shares or units granted on which restrictions remain, including restricted shares that vest at retirement; (iii) shares or share equivalents held in a qualified or non-qualified profit sharing plan; and (iv) equivalent shares determined from vested, in-the-money stock options. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. The named executive officers are not permitted to sell vested shares until they have reached their stock ownership requirements. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements or are within the time period allowed to achieve compliance.
The Company has also adopted a policy prohibiting the named executive officers, members of the Board, and other members of management from (i) engaging in derivative transactions (including hedging) with respect to the Company’s Common Stock and other securities and (ii) pledging the Company’s Common Stock and other securities (e.g., using such securities for margin loans or to collateralize other indebtedness).
Limitation on Deductibility of Executive Compensation
Due to the tax revisions in the Tax Cuts and Jobs Act, beginning in 2018, there will not be any deduction allowed for the compensation of certain executive officers that exceeds $1 million per year, unless certain specific “grandfather” conditions are met.

Conclusion
The HR Committee believes the executive compensation program provides appropriate incentives for each named executive officer to strive for the Company’s achievement of exceptional operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation program contributes to a high-performance culture where executives are expected to deliver results that promote the Company’s position as an industry-leading integrated railcar leasing, manufacturing, and services business.

EXECUTIVE COMPENSATION

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Human Resources Committee
Leldon E. Echols, Chair
Brandon B. Boze
Charles W. Matthews
E. Jean Savage

EXECUTIVE COMPENSATION

Compensation of Executives

Summary Compensation Table
The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.
The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2018, 2017, and 2016.
Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Timothy R. Wallace Chief Executive Officer and President	2018	$1,050,000	$—	$5,199,268	$1,456,875	$78,438	$338,594	$8,123,175
	2017	1,050,000	—	4,273,282	1,863,750	1,356,822	411,122	8,954,976
	2016	1,050,000	—	4,249,511	958,125	1,046,819	350,938	7,655,393
James E. Perry Former Senior Vice President and Chief Financial Officer	2018	556,000	—	1,514,661	499,500	15,324	158,201	2,743,686
	2017	556,000	—	1,244,915	639,000	15,838	194,742	2,650,495
	2016	556,000	—	1,237,960	328,500	17,367	166,926	2,306,753
Melendy E. Lovett Senior Vice President and Chief Financial Officer	2018	435,000	150,000	1,740,734	337,995	5,508	124,302	2,793,539
	2017	435,000	—	622,471	432,390	4,899	142,688	1,637,448
	2016	435,000	—	618,989	222,285	4,474	119,672	1,400,420
Paul E. Mauer President, TrinityRail Products	2018	489,250	345,000	699,098	344,100	—	66,608	1,944,056
Eric R. Marchetto Senior Vice President and Group President	2018	412,000	337,500	436,899	294,150	—	62,162	1,542,711
Antonio Carrillo Former Senior Vice President and Group President	2018	444,318		3,961,391	479,863	—	58,309	4,943,881
S. Theis Rice Senior Vice President and Chief Compliance Officer	2018	441,667	—	786,497	360,750	17,018	158,370	1,764,302
	2017	470,000	—	646,414	497,000	84,235	172,915	1,870,564
	2016	470,000	—	642,780	255,500	65,680	164,716	1,598,676
(1) Mr. Wallace also served as Chairman until March 19, 2019. Mr. Perry served as Senior Vice President and Chief Financial Officer throughout 2018 and into February 2019. Ms. Lovett served as Senior Vice President and Chief Administrative Officer throughout 2018 and until February 2019, when she assumed her current roles. Mr. Marchetto served as Chief Commercial Officer of TrinityRail throughout 2018 and until March 19, 2019, when he assumed his current roles. Mr. Rice served as Senior Vice President and Chief Legal Officer until he assumed his current roles in connection with the spin-off, at which point he was no longer an executive officer of the Company.

EXECUTIVE COMPENSATION

(2) For Messrs. Wallace, Perry, Mauer, Marchetto, and Rice $32,400; $11,720; $31,155; $22,100; and $47,167, respectively, of the above amount was deferred pursuant to the Supplemental Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(3) Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2018. Amounts include grants of performance-based restricted stock units under the Performance Unit Program for the 2018-2020 performance period at target value for Messrs. Wallace $3,414,263; Perry $994,633; Ms. Lovett $497,333; Messrs. Mauer $459,074; Marchetto $286,909; Carrillo $2,601,381; and Rice $516,495. The potential maximum values for the grants under the Performance Unit Program are for Messrs. Wallace $6,828,526; Perry $1,989,266; Ms. Lovett $994,666; Messrs. Mauer $918,148; Marchetto $573,818; Carrillo $5,202,762; and Rice $1,032,989. The amount includes grants of restricted stock units to Messrs. Wallace 70,322 units; Perry 20,487 units; Ms. Lovett 48,985 units; Messrs. Mauer 9,456 units; Marchetto 5,909 units; Carrillo 41,489 units; and Rice 10,637 units. The grant date value of the restricted stock unit grants were for Messrs. Wallace $1,785,004; Perry $520,028; Ms. Lovett $1,243,401; Messrs. Mauer $240,024; Marchetto $149,990; Carrillo $1,360,009; and Rice $270,002.
(4)Non-equity incentive plan compensation represents cash awards earned during 2018 under the 2018 Annual Incentive Program based on goal achievements. For 2018, for Messrs. Wallace, Perry, Mauer, Marchetto, and Rice, $43,706; $4,995; $13,764; $23,532; and $36,075, respectively, of the above amount was deferred pursuant to the Supplemental Plan and is also reported in the “Nonqualified Deferred Compensation Table.”
(5)This column represents both changes in pension value for the named executive officers, as well as above market earnings on deferred compensation. During 2018, total pension values under the Standard Pension Plan and the Supplemental Retirement Plan did not increase for any named executive officer participating in such plans. For 2018 for Messrs. Wallace, Perry, Ms. Lovett, and Rice, the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $78,438; $15,324; $5,508; and $17,018, respectively.
(6)The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:

EXECUTIVE COMPENSATION

All Other Compensation

Name	Year	Executive Perquisite Allowance(1)	Perquisites and Other Personal Benefits(2)	Company Contributions to Defined Contribution Plans (3)	Executive Transition Compensation Plan(4)	Total All Other Compensation
Timothy R. Wallace	2018	$30,000	$—	$57,906	$250,688	$338,594
	2017	75,000	—	44,747	291,375	411,122
	2016	75,000	—	75,125	200,813	350,938
James E. Perry	2018	30,000	—	22,651	105,550	158,201
	2017	54,000	—	21,242	119,500	194,742
	2016	54,000	—	24,476	88,450	166,926
Melendy E. Lovett	2018	30,000	5,452	11,550	77,300	124,302
	2017	41,000	4,959	9,990	86,739	142,688
	2016	41,000	4,463	8,480	65,729	119,672
Paul E. Mauer	2018	30,000	—	36,608	—	66,608
Eric R. Marchetto	2018	30,000	—	32,162	—	62,162
Antonio Carrillo	2018	—	49,389	8,920	—	58,309
S. Theis Rice	2018	30,000	10,818	37,310	80,242	158,370
	2017	45,000	—	31,215	96,700	172,915
	2016	45,000	—	47,166	72,550	164,716

(1)Represents the amounts payable pursuant to the executive perquisite allowance.
(2)For Mr. Carrillo, this amount includes payment of relocation expenses of $44,302, of which $10,787 consists of tax gross-ups, and payment for tax preparation fees including $558 of tax gross-ups. For Mr. Rice, $10,818 includes the incremental costs associated with the personal use of the aircraft.
(3)Represents the Company’s matching amounts and the Additional Retirement Contribution under the Company’s 401(k) Plan for 2018 for Messrs. Wallace $13,750; Perry $13,596; Ms. Lovett $11,550; Messrs. Mauer $13,196; Marchetto $13,177; Carrillo $8,920; and Rice $9,375 and under the Company’s Supplemental Plan for 2018 for Messrs. Wallace $44,156; Perry $9,055; Mauer $23,412; Marchetto $18,985; and Rice $27,935.
(4)Represents an amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Transition Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” Each named executive officer participates in the Transition Compensation Plan which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2018). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions, unless in the event of the participant's death, disability or a change in control (as such terms are defined in the Transition Compensation Plan):
(i)The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the CEO, the Board, or its designee to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.
(ii)For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually-agreed remuneration, regarding the Company’s business and financial affairs.
(iii)For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the CEO, the Chair of the HR Committee, the Board, or its designee.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
The following table summarizes the 2018 grants of equity and non-equity plan-based awards for the named executive officers.
Grants of Plan-Based Awards Table

		Estimated Possible Payouts and Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards Number of Shares of Stock or Awards(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold(6) (#)	Target (#)	Maximum (#)
Timothy R. Wallace
2018 Annual Incentive Plan		$420,000	$1,050,000	$2,100,000
		262,500	262,500	262,500
2018 Equity Awards	5/7/2018				31,645	105,483	210,966	70,322	5,199,268
James E. Perry
2018 Annual Incentive Plan		144,000	360,000	720,000
		90,000	90,000	90,000
2018 Equity Awards	5/7/2018				9,219	30,729	61,458	20,487	1,514,661
Melendy E. Lovett
2018 Annual Incentive Plan		97,440	243,600	487,200
		60,900	60,900	60,900
2018 Equity Awards	5/7/2018				4,610	15,365	30,730	48,985	1,740,734
Paul E. Mauer
2018 Annual Incentive Plan		99,200	248,000	496,000
		62,000	62,000	62,000
2018 Equity Awards	5/7/2018				4,255	14,183	28,366	9,456	699,098
Eric R. Marchetto
2018 Annual Incentive Plan		84,800	212,000	424,000
		53,000	53,000	53,000
2018 Equity Awards	5/7/2018				2,659	8,864	17,728	5,909	436,899
Antonio Carrillo
2018 Annual Incentive Plan		272,000	680,000	1,360,000
		170,000	170,000	170,000
2018 Equity Awards(7)	5/7/2018				18,670	62,234	124,468	41,489	3,961,391
S. Theis Rice
2018 Annual Incentive Plan		104,000	260,000	520,000
		65,000	65,000	65,000
2018 Equity Awards	5/7/2018				4,787	15,957	31,914	10,637	786,497

EXECUTIVE COMPENSATION

(1)The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)Represents the potential amounts payable in 2019 under the 2018 annual incentive program for attainment of performance goals. As previously noted, the awards under the 2018 annual incentive program paid at 111% of the overall performance target, which includes full attainment of a successful spin-off.
(3)For 2018 equity awards, represents the number of performance-based restricted stock units that were awarded in May 2018 as adjusted to maintain the aggregate intrinsic value of awards granted prior to the spin-off to each of the named executive officers as performance-based awards based on financial performance for 2018 through 2020. These units are earned and vest as discussed below.
(4)Represents time-based restricted stock units awarded in May 2018 and includes additional restricted stock units granted to maintain the aggregate intrinsic value of awards granted prior to the spin-off.
(5)The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
(6)Represents threshold payment if threshold relative TSR is achieved.
(7)Antonio Carrillo's 2018 Equity Awards were converted to Arcosa equity awards on November 1, 2018. The 2018 Equity Awards are shown using pre-spin Company units.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table
The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. The following discussion contains statements regarding future performance goals. These statements are solely disclosed in the limited context of the Company’s compensation program and should not be considered as statements of the Company’s expectations or estimates. The Company specifically cautions investors not to apply these statements in other contexts.
The equity awards granted in May 2018 to the named executive officers were grants of 60% performance-based restricted stock units and 40% time-based restricted stock units, all granted pursuant to the Stock Plan. The performance-based restricted stock unit awards were made at the target amount for each named executive officer, based on the Company’s 2018-2020 financial performance target of 50th percentile of the annualized relative TSR measured against the average three-year annualized TSR of the companies comprising the S&P MidCap 400 index. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves threshold performance level of 25th percentile of the annualized relative TSR measured against the average three-year annualized TSR of the companies comprising the S&P MidCap 400 index. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance (25th percentile of relative TSR measured against S&P MidCap 400 index); (ii) 100% of the target grant for target performance (50th percentile of relative TSR measured against S&P MidCap 400 index); and (iii) 200% of the target grant for maximum performance (75th percentile of relative TSR measured against S&P MidCap 400 index). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.
In 2018, the named executive officers were granted 40% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2021 and 2022 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units. Dividends on these units are accrued and paid upon vesting.
Each performance-based restricted stock unit earned will convert into either one share of Common Stock or the cash value of one share of Common Stock and vest on May 15, 2021. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change in control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance

EXECUTIVE COMPENSATION

period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.
The non-equity incentive plan awards for 2018 to the named executive officers were based 80% on the operating profit of $439.4 million. A remaining 20% of each participant's 2018 target AIP was earned based on the successful spin-off of Arcosa.
See “Setting 2018 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.
The Company had an executive perquisite allowance that in 2018 paid each named executive officer (other than Mr. Carrillo) $30,000 in lieu of providing traditional job-related benefits. Other than being required to use $6,000 of the perquisite allowance to maintain a four-door sedan, including insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually, the perquisite allowance is to be used at the discretion of the executive for perquisite-type expenses. It is intended that the perquisite allowance will eliminate charges to the Company for personal benefits for the executives that are not provided to Company employees generally, other than occasional de minimis items such as the use of Company tickets to entertainment events or expenses related to spousal travel. The perquisite allowance is not intended to cover personal use of the Company’s aircraft or commuting or relocation expenses. For security purposes, the Board requires the CEO to use the Company aircraft for personal travel to the extent possible, and the value attributed to such personal use is calculated using the aggregate incremental cost method. Incremental costs include the cost of fuel, catering, landing fees, flight crew expenses, “dead head” costs of flying aircraft to and from locations for personal use, and the additional tax paid as a result of lost tax deductions. Other named executive officers may have periodic personal use of the Company aircraft. During 2018, Mr. Rice incurred $10,818 of incremental cost associated with the personal use of the aircraft.
The Company has a 401(k) Plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company may match up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For employees who participate in the enhancement to the 401(k) Plan, the Company contributes up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service to the account of employees participating in the enhanced portion of the 401(k) Plan as an Annual Retirement Contribution. As a result of the amendment to the Standard Pension Plan adopted in 2009, the named executive officers’ accrued benefits were frozen and no future benefits will accrue under the Standard Pension Plan. Therefore, commencing with the 401(k) Plan’s 2009 plan year, all of the named executive officers were eligible to participate in the enhanced portion of the 401(k) Plan. Matching contributions under the Supplemental Plan are discussed under “Nonqualified Deferred Compensation.”
Base salary, the executive perquisite allowance, and annual incentive compensation in 2018 represented from 19% to 48% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Year-End
The following table summarizes as of December 31, 2018, for each named executive officer, the number of unexercised options and the number of shares of unvested restricted stock. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2018, which was $20.59.
Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy R. Wallace	664,676	$13,685,679	31,645	(2)	$651,571	(2)
James E. Perry	214,473	4,415,999	9,219	(2)	189,819	(2)
Melendy E. Lovett	129,214	2,660,516	4,610	(2)	94,920	(2)
Paul E. Mauer	91,566	1,885,344	4,255	(2)	87,610	(2)
Eric R. Marchetto	68,350	1,407,327	2,659	(2)	54,749	(2)
Antonio Carrillo	17,214	354,436	18,670	(2)	384,415	(2)
S. Theis Rice	93,644	1,928,130	4,787	(2)	98,564	(2)
(1)The following table provides the vesting date of unvested stock awards.
(2)Represents the threshold number or value, as applicable, of performance-based restricted stock units that could be earned if threshold financial performance goals are achieved. The actual number of shares to be issued in 2021 will be based on the Company’s annualized TSR from 2018 through 2020 as compared to the average three-year annualized TSR of the companies comprising the S&P Mid-Cap 400 Index. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Long Term Incentive Compensation.”

Vesting Date	Timothy R. Wallace	James E. Perry	Melendy E. Lovett	Paul E. Mauer	Eric R. Marchetto	Antonio Carrillo	S. Theis Rice
5/15/2019	96,530	33,765	13,794	17,624	10,596	—	14,512
5/15/2020	302,809	88,216	44,108	40,714	25,447	—	45,805
5/15/2021	55,775	16,249	21,039	7,500	6,687	—	8,437
5/15/2022	35,161	10,243	18,035	4,728	4,954	—	5,318
1/20/2023	—				1,500	—	—
5/15/2023	—	—	12,914	—	1,000	—	—
5/15/2024	—	6,000	—	5,000	2,666	—	—
5/15/2026	—	—	—	—	2,000	—	—
5/15/2027	—	—	—	—	2,000	—	—
5/15/2028	—	—	—	—	1,000	—	—
Retirement(a)	174,401	—	19,324	—	10,500	17,214	19,572
Age 65(b)	—	40,000	—	16,000	—	—	—
The earlier of age 65 or rule of 80(c)	—	20,000	—	—	—	—	—

EXECUTIVE COMPENSATION

(a)Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)Grants of restricted stock which will vest upon: (i) the earlier of when the executive officer reaches age 65; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)Grants which will vest upon: the earlier of when (i) the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.
As a result of the Arcosa spin-off, certain equity awards made prior to November 1, 2018 were converted into awards denominated both in shares of Company Common Stock and in shares of Arcosa common stock. In addition to the Company awards identified in the above table, at the end of our 2018 fiscal year our named executive officers held equity awards denominated in shares of Arcosa common stock. The value of the Arcosa awards as of December 31, 2018 was $27.69 per share. The following table provides the vesting date of unvested stock awards denominated in shares of Arcosa common stock.

Vesting Date	Timothy R. Wallace	James E. Perry	Melendy E. Lovett	Paul E. Mauer	Eric R. Marchetto	Antonio Carrillo	S. Theis Rice
5/15/2019	15,226	6,317	2,128	3,596	2,108	—	2,273
5/15/2020	16,814	4,898	2,449	2,260	1,413	—	2,544
5/15/2021	6,871	2,001	1,001	924	1,244	—	1,039
5/15/2022	—	—	—	—	667	—	—
1/20/2023	—	—	—	—	500	—	—
5/15/2023	—	—	—	—	333	—	—
5/15/2024	—	2,000	—	1,666	888	—	—
5/15/2026	—	—	—	—	666	—	—
5/15/2027	—	—	—	—	666	—	—
5/15/2028	—	—	—	—	333	—	—
Retirement(a)	58,135	—	6,441	—	3,500	5,736	6,525
Age 65(b)	—	13,333	—	5,332	—	—	—
The earlier of age 65 or rule of 80(c)	—	6,666	—	—	—	—	—
(a)Grants of Arcosa restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)Grants of Arcosa restricted stock which will vest upon: (i) the earlier of when the executive officer reaches age 65; (ii) death, disability, or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(c)Grants of Arcosa restricted stock which will vest upon: the earlier of when (i) the executive officer reaches age 65; (ii) the executive officer's age plus years of service equal 80; (iii) death, disability, or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

Option Exercises and Stock Vested in 2018
The following table summarizes for the named executive officers in 2018 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy R. Wallace	—	$—	15,852	$559,734
James E. Perry	—	—	4,263	150,527
Melendy E. Lovett	—	—	2,043	72,138
Paul E. Mauer	26,450	736,466	1,776	62,711
Eric R. Marchetto	—	—	2,150	75,917
Antonio Carrillo	—	—	—	—
S. Theis Rice	—	—	2,309	81,531

Pension Benefits
The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan and, for Mr. Wallace, the Supplemental Retirement Plan.
Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Timothy R. Wallace	Trinity Industries, Inc. Standard Pension Plan	34	$894,000	$—
	Trinity Industries, Inc. Supplemental Retirement Plan	34	11,936,000	—
James E. Perry	Trinity Industries, Inc. Standard Pension Plan	0	2,000	—
Melendy E. Lovett	Trinity Industries, Inc. Standard Pension Plan	0	—	—
Paul E. Mauer	Trinity Industries, Inc. Standard Pension Plan	16	325,000	—
Eric R. Marchetto	Trinity Industries, Inc. Standard Pension Plan	10	109,000	—
Antonio Carrillo	Trinity Industries, Inc. Standard Pension Plan	0	—	—
S. Theis Rice	Trinity Industries, Inc. Standard Pension Plan	18	600,000	—
(1)The present value of the accumulated benefit is calculated in accordance with ASC Topic 715. Refer to Note 14 of Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for the policy and assumptions made in the valuation of this accumulated benefit.
The Standard Pension Plan is a noncontributory defined benefit retirement and death benefit plan. Funds are contributed periodically to a trust that invests the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. Covered compensation includes salary and non-equity incentive plan compensation as shown in the “Summary Compensation Table.” Other elements of compensation in the “Summary Compensation Table” are not included in covered compensation. The normal monthly retirement benefit payable at age 65 is a life annuity with ten years guaranteed equal to ¾ of 1% of average monthly compensation up to $800 plus 1% of average monthly compensation over $800 times the years of credited service. The plan also provides for the payment of a death benefit before retirement that is the greater of the lump sum value of the accrued benefit under the pension plan or one times base pay with less than 10 years of service and 2½ times base pay with at least 10 years of service. Participants in the Standard Pension Plan can choose to receive benefit payments at age 65 even if still employed. If they make such an election, no death benefit is available.

EXECUTIVE COMPENSATION

The Company has a Supplemental Retirement Plan that applies to Mr. Wallace. The Supplemental Retirement Plan provides that the amount of the annual retirement benefit under the Standard Pension Plan that is limited by reason of compliance with the Code is paid as a supplemental pension benefit. The benefit payment terms are the same as the terms of the Standard Pension Plan. The benefits are payable from the general assets of the Company. On February 13, 2009, the Board amended the Supplemental Retirement Plan and the Standard Pension Plan. As a result, all future benefit accruals under the Supplemental Retirement Plan and the Standard Pension Plan automatically ceased effective March 31, 2009 for all participants and the accrued benefits under each plan were determined and frozen as of that date. These amendments are discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Nonqualified Deferred Compensation
The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2018 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.
Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
Timothy R. Wallace	$76,106	$294,844	$257,522	$8,047,363
James E. Perry	16,715	114,605	11,016	1,723,967
Melendy E. Lovett	—	77,300	18,267	452,503
Paul E. Mauer	44,919	23,412	(83,548)	784,958
Eric R. Marchetto	45,632	18,985	(48,802)	450,413
Antonio Carrillo	—	—	—	—
S. Theis Rice	83,242	108,177	28,228	1,897,519
(1) Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Summary Compensation Table” for 2018.
(2) Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan for Messrs. Wallace $250,688; Perry $105,550; Ms. Lovett $77,300; and Mr. Rice $80,242; and matching amounts under the Company’s Supplemental Plan for Messrs. Wallace $44,156; Perry $9,055; Mauer $23,412; Marchetto $18,985 and Rice $27,935. These amounts are also included in the “Summary Compensation Table” for 2018.
(3) This column represents earnings in the Supplemental Plan and the Transition Compensation Plan. Earnings (Losses) in the Supplemental Plan were: Messrs. Wallace $(2,820); Perry $(39,847); Mauer $(83,548); Marchetto $(48,802); and Rice $(28,262). Earnings in the Transition Compensation Plan were: Messrs. Wallace $260,342; Perry $50,863; Ms. Lovett $18,267; and Mr. Rice $56,490. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See footnote 5 to the “Summary Compensation Table.”
(4) This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2017 for Messrs. Wallace $291,375; Perry $119,500; and Rice $96,700; and in 2016 for Messrs. Wallace $200,813; Perry $88,450; and Rice $72,550; (ii) matching amounts under the Company’s Supplemental Plan in 2017 for Messrs. Wallace $31,247; Perry $7,742; and Rice $21,876; and in 2016 for Messrs. Wallace $61,875; Perry $11,226; and Rice $37,733; and (iii) salary and incentive compensation deferrals to the Company’s Supplemental Plan in 2017 for Messrs. Wallace $89,663; Perry $18,590; and Rice $80,960; and in 2016 for Messrs. Wallace $62,494; Perry $15,485; and Rice $61,640.

EXECUTIVE COMPENSATION

Deferred Compensation Discussion
The Supplemental Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Company’s 401(k) plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments.
If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.
Each named executive officer participates in the Transition Compensation Plan, which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2018). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in footnote 3 to “All Other Compensation.”
In 2009, the Board amended the 401(k) Plan to allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan. This amendment is discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Potential Payments Upon Termination or Change in Control
Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2½ times base salary for at least 10 years of service.
The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Pension benefits payable at retirement are described under “Pension Benefits” and deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Supplemental Plan, Transition Compensation Plan, and 401(k) Plan vest upon a change in control. The annual incentive compensation agreements also provide that in the event of resignation or a change in control, the named executive officers may be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.
Mr. Carrillo left the Company's employment in connection with the spin-off. He received no additional compensation from the Company in connection with his resignation from employment by the Company.

EXECUTIVE COMPENSATION

The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2018. As of December 31, 2018, there were no outstanding stock options held by any of the named executive officers.

	Timothy R. Wallace	James E. Perry	Melendy E. Lovett	Paul E. Mauer	Eric R. Marchetto	S. Theis Rice
Death
Equity Awards(1)	$16,846,573	$5,529,096	$3,062,321	$2,330,548	$1,788,217	$2,342,618
Annual Incentive Compensation(2)	1,456,875	499,500	337,995	344,100	294,150	360,750
Total	$18,303,448	$6,028,596	$3,400,316	$2,674,648	$2,082,367	$2,703,368
Disability
Equity Awards(1)	$16,846,573	$5,529,096	$3,062,321	$2,330,548	$1,788,217	$2,342,618
Annual Incentive Compensation(2)	1,456,875	499,500	337,995	344,100	294,150	360,750
Total	$18,303,448	$6,028,596	$3,400,316	$2,674,648	$2,082,367	$2,703,368
Retirement
Equity Awards(1)	$5,342,783	$41,400	$20,702	$108,568	$325,051	$605,162
Annual Incentive Compensation(2)	1,456,875	499,500	337,995	344,100	294,150	360,750
Total	$6,799,658	$540,900	$358,697	$452,668	$619,201	$965,912
(1)Includes accelerated vesting of equity awards in Trinity Industries, Inc. and Arcosa, Inc.
(2)Assumes payment of 2018 annual incentive compensation at 111% of target amount.
Each of the named executive officers has entered into a Change in Control Agreement (the “Agreement”) with the Company. The following description of the terms of the Agreement sets forth the terms as they existed on December 31, 2018. In January 2019, these Agreements were amended.
In addition to the acceleration of vesting upon a change in control as described above, the Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.
The Agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before compensation will be paid under the Agreement. A qualifying termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of the named executive officer’s employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”
“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.
“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation

EXECUTIVE COMPENSATION

days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.
The severance benefits provided by the Agreements also include, for 36 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.
If each named executive officer’s employment had been terminated on December 31, 2018 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Restricted Stock(1)	Annual Incentive Compensation(2)	Cash Compensation(3)	Continuation of Benefits(4)	Total
Timothy R. Wallace	$18,544,778	$1,312,500	$8,971,875	$56,456	$28,885,609
James E. Perry	6,023,812	450,000	3,660,700	81,096	10,215,608
Melendy E. Lovett	3,309,687	304,500	2,565,475	48,283	6,227,945
Paul E. Mauer	2,558,885	310,000	2,753,500	48,793	5,671,178
Eric R. Marchetto	1,930,922	265,000	1,531,833	88,604	3,816,359
S. Theis Rice	2,599,515	325,000	2,869,701	79,516	5,873,732
(1)Accelerated vesting of both Company and Arcosa equity awards.
(2)Assumes payment of 2018 annual incentive compensation at target amount.
(3)Represents cash lump sum equal to three times base salary and applicable bonus with respect to Messrs. Wallace, Perry, Mauer, Rice and Ms. Lovett, and cash lump sum equal to two times base salary and applicable bonus with respect to Mr. Marchetto.
(4)Estimated cost of continuation for 36 months of medical and life insurance benefits and any additional income tax payable by the executive as a result of these benefits.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2018. Messrs. Best, Biegler, Carrillo, Gafford, and Rock resigned from service as directors, effective November 1, 2018, in connection with the spin-off of Arcosa. Mr. Carrillo was a non-employee director until April 23, 2018, when he became employed by the Company. Upon commencement of this employment, he ceased to be paid compensation for his service as a director. Mr. Lajous retired from service as a director effective on May 7, 2018, in connection with the Company’s 2018 Annual Meeting of Stockholders.
Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
John L. Adams	$159,000	$130,005	$13,402	$20,980	$323,387
Rhys J. Best	127,000	130,005	—	—	257,005
David W. Biegler	124,333	130,005	16,389	13,514	284,241
Brandon B. Boze	21,667	65,005	—	—	86,672
Antonio Carrillo	31,500	—	497	2,425	34,422
John J. Diez	21,667	65,005		—	86,672
Leldon E. Echols	197,000	130,005	—	28,131	355,136
Ronald J. Gafford	112,333	130,005	—	26,326	268,664
Adrian Lajous	41,333	—	—	—	41,333
Charles W. Matthews	145,000	130,005	—	5,000	280,005
Douglas L. Rock	116,333	130,005	—	12,390	258,728
E. Jean Savage	23,667	65,005	23	5,000	93,695
Dunia A. Shive	187,333	130,005	—	4,000	321,338

(1)Includes amounts deferred under the 2005 Deferred Plan for Director Fees.
(2)Stock awards are for restricted stock units awarded in 2018 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2018.
(3)As of December 31, 2018, the directors had restricted stock units totaling as follows: Messrs. Adams 69,422; Best 69,970; Biegler 69,276; Boze 0; Carrillo 17,214; Diez 2,902; Echols 62,158; Gafford 69,276; Lajous 0; Matthews 66,161; Rock 50,795; Ms. Savage 0; and Ms. Shive 25,563.
(4)Represents for Messrs. Adams, Biegler, and Carrillo the above market earnings from the interest rate equivalent under the 2005 Deferred Plan for Director Fees.
(5)Includes dividend equivalents on stock units in director fee deferral plan. For Messrs. Adams, Biegler, Echols, Matthews, and Ms. Savage includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions, and a $4,000 matching contribution for Ms. Shive. The maximum annual contribution that may be matched under that program is $5,000 per individual.

DIRECTOR COMPENSATION

Director Compensation Discussion

Each director of the Company who is not a compensated officer or employee of the Company received cash compensation in 2018 as follows:

•	Board member - annual retainer of $70,000

•	Presiding Director - annual retainer of $25,000

•	Chairs of Corporate Governance and Directors Nominating and Finance and Risk Committees - annual retainer of $15,000

•	Chairs of Audit and Human Resources Committees - annual retainer of $20,000

•	Board meeting fee and Committee meeting fee of $2,000 for each meeting attended
In addition, the Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the CEO.
The Board has also established a cash equivalent value as a guide for annual equity compensation for directors of $130,000 and for 2018 used the share price on the date of grant as the basis for awards. Following their election at the Annual Meeting of Stockholders in May 2018, each director who was not also an executive officer of the Company was granted 3,966 restricted stock units or shares of restricted stock, with dividend equivalents, that are convertible into 3,966 shares of Common Stock upon departure from the Board. The share price used to calculate these awards at the time of granting was $23.60. Messrs. Boze and Diez and Ms. Savage joined the Board on November 1, 2018. They were granted 2,902 restricted stock units or shares of restricted stock, with dividend equivalents, that are convertible into 2,902 shares of Common Stock upon departure from the Board. The share price used to calculate these awards at the time of granting was $22.40. The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $32.78 per share for awards made in May 2018 and $22.40 for awards made in November 2018. Upon joining the Board, a director receives a prorated grant, subject to a minimum of 50% of the previous annual grant amount. Mr. Boze has declined to receive any additional equity compensation, beyond his initial equity grant, for his service on the Board.
Effective in 2019, the non-executive Chairman of the Board receives an additional retainer of $125,000, to be paid in cash and/or equity, as selected by the Chairman.
In connection with the spin-off of Arcosa and pursuant to the anti-dilution provisions included in the Company's stock award plans, certain adjustments were made to outstanding stock-based compensation awards to the Company's directors at the time of the spin-off to maintain the aggregate intrinsic value of the awards at the date of the Arcosa spin-off. Certain of these awards were converted under the stockholder method, which aligns the conversion ratio for outstanding awards with the spin-off distribution ratio set by the Board. Therefore, for every three shares of unvested Company restricted stock held immediately prior to the spin-off date that were converted using the stockholder method, the holder of such stock awards received an award of one share of Arcosa restricted stock. With respect to awards that were not converted under the stockholder method, the Company proportionately adjusted the number of such awards granted to directors that were outstanding at the time of the Arcosa spin-off to maintain the aggregate intrinsic value of the awards at the date of the Arcosa spin-off. The conversion ratio was determined based on the volume weighted-average trading price for Common Stock for the five trading days before and after the Arcosa spin-off. The ratio used to adjust these awards differed insignificantly from the conversion ratio that would have resulted had the ratio been calculated based on the Company's stock price immediately following the Arcosa spin-off. These modified awards otherwise retained substantially the same terms and conditions, including term and vesting provisions.
Non-employee directors may elect, pursuant to the 2005 Deferred Plan for Director Fees (the “Director Deferred Plan”), to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2018) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election.

DIRECTOR COMPENSATION

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of its employees and the annual total compensation of Mr. Wallace, the CEO. To better understand this disclosure, it is important to emphasize that the Company’s compensation programs are designed to reflect local market practices across its operations. The Company strives to create a competitive compensation program in terms of both the position and the geographic location in which employees are located. As a result, the Company’s compensation programs vary among local markets to provide for a competitive compensation package.
As a result of the spin-off of Arcosa, the Company utilized a different median employee than that chosen the prior year. The Company believes that this change was required given the significant impact that the spin-off had on its workforce. As reported in the Company's Annual Report on Form 10-K, as of December 31, 2018, approximately 5,150 of the Company's employees were employed in the U.S. (approximately 44.7%) and 6,365 were employed in Mexico (approximately 55.3%).
For 2018, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the CEO), was $13,754; and

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $8,123,175.
Based on this information, for 2018 the ratio of the median of the annual total compensation of all employees to the annual total compensation of Mr. Wallace was 591 to 1.
The Company used the following methodology, material assumptions and adjustments to identify the median of the annual total compensation of all its employees and to determine the annual total compensation of the “median employee”:

▪
The Company determined that, as of December 31, 2018, its employee population consisted of approximately 11,000 individuals working at Trinity and its consolidated subsidiaries. This population consisted of full-time, part-time, seasonal and temporary employees based on those individuals who were determined to be employees using the Internal Revenue Code test.

▪
As permitted under SEC rules, the Company adjusted the employee population to exclude 10 non-U.S. employees (or less than 1% of the employee population) from the following foreign jurisdictions such that a total of 11,063 individuals were used in determining the median employee: Canada: 3 employees, United Kingdom: 3 employees, Singapore: 3 employees, and Sweden: 1 employee.

For the Company’s employees in Mexico, amounts were converted from Mexican pesos to U.S. dollars using the 2018 calendar year twelve month average exchange rate.
The Company determined each employee’s base salary and cash performance incentive compensation paid during 2018 as reflected in the Company payroll records. The Company identified its median employee from its adjusted employee population based on this compensation measure.
The ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. The specific dollar amounts used to determine the annual total compensation of the identified “median employee” shown above are different from the actual compensation measure described above that was used to identify the “median employee” and may not be comparable to the ratio used at other companies. The Company is disclosing this ratio in accordance with SEC requirements.

TRANSACTIONS WITH RELATED PERSONS
The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;

•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.
After reviewing such information, the Governance Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.
Employed family members of directors and executive officers with total compensation for 2018 in excess of $120,000 are as follows:

•
Mr. Patrick S. Wallace, brother of Timothy R. Wallace, is an officer of a subsidiary of the Company. His total compensation was $1,630,819 for 2018, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•
Mr. Luis Pardo, brother-in-law of Antonio Carrillo, is an officer of a subsidiary of the Company. His total compensation was $1,311,970 for 2018, which includes base salary; annual incentive compensation; a contribution to a Mexican statutory pension; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•
Mr. R. Matthew Pittman, brother-in-law of James E. Perry, is an employee of the Company. His total compensation was $600,294 for 2018, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•
Ms. Grace E. Pillers, daughter of Timothy R. Wallace, is an employee of the Company. Her total compensation was $129,260 for 2018, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 11, 2019, for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and current executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. Totals for "current executive officers" exclude amounts for Messrs. Carrillo, Perry, and Rice as they were not executive officers as of March 11, 2019. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

Name	Amount and Nature of Ownership of Common Stock(1)		Percent of Class(2)
Directors:
John L. Adams	147,477		*
Brandon B. Boze(3)(4)	21,902,902		16.8%
John J. Diez	2,902		*
Leldon E. Echols	77,881		*
Charles W. Matthews	66,161		*
E. Jean Savage	2,902		*
Dunia A. Shive	25,563		*
Named Executive Officers:
Timothy R. Wallace	1,513,311		1.2%
James E. Perry	328,065		*
Melendy E. Lovett	65,168		*
Paul E. Mauer	159,317		*
Eric R. Marchetto	102,464		*
Antonio Carrillo	38,864		*
S. Theis Rice	197,810		*
All Directors and Current Executive Officers as a Group(3)(4) (14 persons):	24,131,664		18.5%
Other 5% Owners:
ValueAct Capital	21,900,000	(5)	16.8%
The Vanguard Group	11,655,703	(6)	8.9%
BlackRock, Inc.	12,779,413	(7)	9.8%

*Less than one percent (1%)
(1)Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that current officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 11, 2019, or within 60 days thereafter, as follows: Adams 69,422; Diez 2,902; Lovett 19,324; Echols 62,158; Matthews 66,161; Shive 25,563; and all current directors and current executive officers as a group 245,530 shares. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Wallace 3,917; Mauer 1,338; Marchetto 2,030; and all current executive officers as a group 7,285 shares. At March 11, 2019, no directors or executive officers had any shares pledged as security.

SECURITY OWNERSHIP

(2)Percentage ownership is based on number of shares of Common Stock outstanding as of March 11, 2019.
(3)Under an agreement with ValueAct Capital, Mr. Boze directly holds 2,902 shares of restricted stock (which vest within 60 days following March 11, 2019) for the benefit of ValueAct Capital Master Fund, L.P. ("Master Fund") and indirectly for (i) VA Partners I, LLC as the limited partner of Master Fund, (ii) ValueAct Capital Management, L.P. ("VACM LP") as the manager of Master Fund, (iii) ValueAct Capital Management, LLC ("VACM LLC") as general partner of VACM LP, (iv) ValueAct Holdings, L.P. ("VAH LP") as the sole owner of the limited partnership interests of VACM LP and the membership interests of VACM LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC ("VAH GP") as general partner of VAH LP. Mr. Boze is a member of the management board of VAH GP, but disclaims beneficial ownership of the reported shares except to the extent of any pecuniary interest therein.
(4)Includes 21,900,000 shares directly beneficially owned by Master Fund and may be deemed to be indirectly beneficially owned by the following through the relationships described in footnote 3 to this table: (i) VA Partners I, LLC (ii) VAM LP, (iii) VACM LLC, (iv) VAH LP, and (v) VAH GP. Each of the foregoing reporting persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. Mr. Boze is a member of the management board of VAH GP.
(5)ValueAct Capital and its affiliates, One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129, reported to the SEC on a Form 4 filed on December 17, 2018, that they have shared voting and shared dispositive power over 21,900,000 shares.
(6)The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed on February 12, 2019, that they have sole voting power over 70,806 shares, shared voting power over 17,702 shares, sole dispositive power over 11,582,021 shares, and shared dispositive power over 73,682 shares.
(7)BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed February 6, 2019, that they have sole voting power over 12,190,614 shares and sole dispositive power over 12,779,413 shares.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.
Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2018.

Stockholder Proposals for the 2020 Proxy Statement

Stockholder proposals to be presented at the 2020 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 7, 2019. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

ADDITIONAL INFORMATION

Director Nominations or Other Business for Presentation at the 2020
Annual Meeting

Under the Bylaws of the Company, a stockholder must follow certain procedures to place in nomination persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 7, 2020, but no earlier than February 6, 2020, for the 2020 Annual Meeting) to the Corporate Secretary of the Company. If the notice relates to introducing an item of business at the annual meeting of stockholders, it shall contain the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder; (iv) a description of all arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholders and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. If the notice relates to a nomination for director, it must also set forth the following: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the number of shares of the Company which are beneficially owned by the proposed nominee; (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the securities laws; (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the nominating stockholder; (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee; and (vii) any other information relating to the nominating stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the securities laws. In addition, the proposed nominee must deliver a written representation or agreement that such person will comply, if elected or re-elected as a director of the Company, with all policies and guidelines applicable to all directors of the Company, including, without limitation, applicable corporate governance, conflict of interest and confidentiality policies and guidelines. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director.
The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Corporate Secretary of the Company.
See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Jared S. Richardson, Vice President and Secretary, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

ADDITIONAL INFORMATION

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.
By Order of the Board of Directors
Jared S. Richardson
Vice President and Secretary
April 5, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TRINITY INDUSTRIES, INC. 2525 N. STEMMONS FREEWAY DALLAS, TX 75207	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:								KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	John L. Adams	02	Brandon B. Boze		03	John J. Diez	04	Leldon E. Echols
05	Charles W. Matthews	06	E. Jean Savage		07	Dunia A. Shive	08	Timothy R. Wallace

The Board of Directors recommends you vote FOR proposals 2. and 3.									For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.								☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.								☐	☐	☐
NOTE: Any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - May 6, 2019

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints Timothy R. Wallace, Leldon E. Echols and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies (“agents”) of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 6, 2019 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side